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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

THE BON-TON STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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THE BON♦TON STORES, INC.
2801 East Market Street
York, PA 17402
www.bonton.com

May 2, 2017

Dear Shareholder:

        You are cordially invited to attend our Annual Meeting of Shareholders to be held at the Company's offices, 2801 East Market Street, York, Pennsylvania on Tuesday, June 13, 2017, beginning at 9:00 a.m.

        We are using the Securities and Exchange Commission rule that allows companies to furnish proxy materials over the internet. The proxy materials consist of our official notice of meeting, the proxy statement, the proxy card and our 2016 Annual Report. We are mailing to many of our shareholders a notice that the proxy materials are available on our website rather than sending a paper copy of this proxy statement and our 2016 Annual Report. We believe this electronic proxy process will expedite shareholders' receipt of proxy materials, conserve valuable natural resources and reduce the Company's costs of printing and distributing proxy materials.

        Your vote is important to us. Even if you plan to attend the meeting, please vote your shares by telephone or over the internet, or, alternatively, if you elect to receive a paper copy of the proxy card by mail, by signing, dating and mailing the proxy card in the postage-paid envelope provided. Instructions regarding these three methods of voting are contained in our proxy materials. If you attend the meeting, you may continue to have your shares voted as previously indicated or you may withdraw your proxy at the meeting and vote the shares in person.

Sincerely,

Tim Grumbacher Chairman of the Board

THE BON♦TON STORES, INC.
2801 East Market Street
York, PA 17402
www.bonton.com

NOTICE OF ANNUAL MEETING

        The Annual Meeting of Shareholders of The Bon-Ton Stores, Inc. will be held on Tuesday, June 13, 2017, at 9:00 a.m., at the Company's offices, 2801 East Market Street, York, Pennsylvania.

        The purposes of the meeting are:

  1.
  To elect a seven-member Board of Directors for a one-year term;

  2.
  To approve, on an advisory basis, the compensation of the Named Executive Officers of the Company, as disclosed in the proxy statement;

  3.
  To vote, on an advisory basis, on the frequency of the advisory vote to approve the compensation of the Named Executive Officers of the Company;

  4.
  To approve the Amendment and Restatement of the Bon-Ton Stores, Inc. Cash Bonus Plan;

  5.
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017; and

  6.
  To consider any other matters as may properly come before the meeting.

        Shareholders who owned shares of our stock at the close of business on April 13, 2017 may attend and vote at the meeting. You may vote by telephone or over the internet or, if you elect to receive a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the postage-paid envelope provided. Any shareholder attending the meeting may vote in person, even if he or she has already returned a proxy card or voted by telephone or over the internet.

Nathaniel W. Adams Vice President—General Counsel and Secretary

York, Pennsylvania
May 2, 2017

Please vote by telephone or over the internet as instructed on the proxy card or, if you have elected to receive a paper copy of our proxy materials by mail, complete, sign and date the proxy card as promptly as possible and return it in the envelope provided. If you vote by telephone or over the internet, do not return your proxy card.

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 13, 2017

        This proxy statement and the Company's Annual Report for the fiscal year ended January 28, 2017 are both available in the Investor Relations section of the Company's website at www.bonton.com.

THE BON-TON STORES, INC.
PROXY STATEMENT

        We are providing this proxy statement to solicit your proxy for use at the Annual Meeting of Shareholders (the "meeting"), which will be held at 9:00 a.m. on Tuesday, June 13, 2017. The proxy materials, which consist of the 2016 Annual Report, the Notice of Annual Meeting, this proxy statement and the proxy card, are being made available to our shareholders on or about May 2, 2017.

        The Company is furnishing proxy materials over the internet pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"). We are mailing to many of our shareholders a notice that the proxy materials are available on our website. The notice provides instructions on accessing the proxy materials and submitting your proxy on-line. The notice also provides instructions for requesting paper copies of the proxy materials, which are available free of charge.

        We do not anticipate that any matters will be raised at the meeting other than those described in the Notice of Annual Meeting. If any other matters come before the meeting, your proxies will be authorized to act in accordance with their best judgment.

        When your proxy card is signed and returned, or you have submitted your proxy over the internet or by telephone, your shares will be voted in accordance with your instructions. If your proxy card is signed and returned without specifying choices, your shares will be voted "for" the Board nominees, "for" the approval of the compensation of the Named Executive Officers, "annually" as the frequency of the vote on approval of compensation of Named Executive Officers, "for" approval of the Amendment and Restatement of the Bon-Ton Stores, Inc. Cash Bonus Plan ("Cash Bonus Plan") and "for" ratification of the appointment of KPMG LLP as independent registered public accounting firm.

        You may revoke your proxy before its exercise by notifying the Secretary of the Company in writing, by delivering a properly executed, later-dated proxy card, by submitting your proxy again over the internet or by telephone or by voting in person at the meeting.

        Your proxy is being solicited by the Board of Directors (the "Board"). We will bear the cost of this solicitation, including the charges of brokerage houses, nominees and fiduciaries in forwarding these materials to beneficial owners. This solicitation may be made in person, by telephone or by other means of communication by our directors, officers or employees.

        References in this proxy statement to a year refer to our fiscal year, which is the 52- or 53-week period ending on the Saturday nearer to January 31 of the following calendar year (for example, a reference to 2016 is a reference to the fiscal year ended January 28, 2017).

VOTING PROCEDURES AND SECURITY OWNERSHIP

Outstanding Shares and Voting Rights

        Shareholders of record at the close of business on April 13, 2017 are entitled to vote at the meeting. At that time, there were 18,510,191 shares of common stock and 2,951,490 shares of Class A common stock outstanding. The common stock and the Class A common stock vote together on all matters. Holders of common stock are entitled to one vote per share and holders of Class A common stock are entitled to ten votes per share. There are no other classes of voting securities outstanding. In the election of directors, shareholders do not have cumulative voting rights.

        The presence at the meeting, in person or by proxy, of persons entitled to cast a majority of the shareholder votes will constitute a quorum.

        For Proposal One, the nominees receiving a majority of the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on Proposal One will be elected. (A majority of votes cast means that the number of votes cast "for" a director must exceed the number of votes cast "against" that director.) A proxy marked "withhold" with respect to the election of a director will not be voted as to the director indicated, but will be counted for purposes of determining whether there is a quorum.

        For Proposal Two, an affirmative vote of the majority of the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on Proposal Two is required to approve, on an advisory basis, the compensation of our Named Executive Officers as described in this proxy statement.

        For Proposal Three, the number of years for the frequency of the advisory vote on compensation of our Named Executive Officers that receives the highest number of votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal Three will be the frequency that shareholders approve on an advisory basis.

        For Proposal Four, an affirmative vote of the majority of the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on Proposal Four is required to approve the Amendment and Restatement of the Bon-Ton Stores, Inc. Cash Bonus Plan.

        For Proposal Five, an affirmative vote of the majority of the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on Proposal Five is required to approve the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

        Because your votes on Proposals Two and Three are advisory, they will not bind the Board or the Human Resources and Compensation Committee of the Board. However, the Board and the Human Resources and Compensation Committee will review the voting results and take the results into consideration in making future determinations on executive compensation and in determining how frequently future shareholder advisory votes on the compensation of our Named Executive Officers will occur.

        Abstentions and broker non-votes are counted to determine whether a quorum is present at the meeting but are not counted as a vote in favor of or against a particular matter.

        If a broker, bank or other nominee holds your common stock for your benefit but not in your name, your shares are held in "street name." If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors, the advisory proposal to approve the compensation of our Named Executive Officers, the advisory proposal on the frequency of the advisory vote to approve the compensation of Named Executive Officers or the approval of the amendment and restatement of the Cash Bonus Plan unless they receive voting instructions from the beneficial owner.

        If you own common stock in your own name, you are an "owner of record." This means you may direct the persons named as proxies how to vote your shares. If you fail to return your proxy, the proxies cannot vote your shares at the meeting.

        You have four voting options:

  •
  Internet:    You can vote over the internet at the internet address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the internet, we encourage you to vote this way. If you vote over the internet, do not return your proxy card.

  •
  Telephone:    You can vote by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, do not return your proxy card.

  •
  Proxy Card:    You can vote by signing, dating and mailing your proxy card in the postage-paid envelope provided.

  •
  Vote in Person:    You can attend the meeting and vote in person.

        If your shares are held in street name, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of internet and telephone voting depends on their voting processes. Please follow the voting instruction form sent to you by your bank, broker or other nominee.

        If you are a participant in The Bon-Ton Stores, Inc. Retirement Contribution Plan (the "401(k) Plan"), your proxy will incorporate all shares you own through the 401(k) Plan, assuming all your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the 401(k) Plan trustee will vote your shares in the same proportion as shares for which instructions were received from other shareholders under the 401(k) Plan.

        The NASDAQ Stock Market listing standards provide that if more than 50% of the voting power in a company is held by an individual, group or another company, the company is a "controlled" company. Bon-Ton is a controlled company because Tim Grumbacher, Chairman of the Board and Strategic Initiatives Officer of the Company, is the beneficial owner of shares of common stock and Class A common stock entitled to vote more than 50% of the votes entitled to be cast at the meeting. Mr. Grumbacher has indicated that he will vote "for" each of the nominees for director, "for" the approval of the compensation of the Named Executive Officers, "one year" for the frequency of the advisory vote to approve the compensation of the Named Executive Officers, "for" the approval of the amendment and restatement of the Cash Bonus Plan and "for" ratification of the appointment of KPMG LLP. Consequently, the election of each nominee for director, the approval of the compensation and frequency of the advisory vote of the Named Executive Officers, the amendment and restatement of the Cash Bonus Plan and the ratification of the appointment of KPMG LLP are assured.

Principal Shareholders

        This table shows owners of 5% or more of the Class A common stock or common stock as of March 10, 2017. Each person listed has sole voting power and sole investment power as to the shares indicated unless otherwise noted.

	Class A Common Stock		Common Stock(1)
Name and Address	Number of Shares	Percent of Class	Number of Shares		Percent of Class
Tim Grumbacher 2801 E. Market Street York, PA 17402	2,951,490	100.00%	4,330,266		20.18%
Brigade Capital Management, LP Brigade Capital Management GP, LLC Brigade Leveraged Capital Structures Fund Ltd. Donald E. Morgan, III 399 Park Avenue New York, NY 10022	—		1,723,356	(2)	9.31%
Gamco Investors, Inc. Gabelli Funds, LLC Teton Advisors, Inc. One Corporate Center Rye, NY 10580-1435	—		1,232,500	(2)	6.66%
Kathryn Bufano 331 W. Wisconsin Avenue Milwaukee, WI 53203	—		976,600		5.28%

(1)
Each share of Class A common stock is convertible into one share of common stock at the holder's option. Accordingly, the number of shares of common stock for each person includes the number of shares of common stock issuable upon conversion of all shares of Class A common stock beneficially owned by such person. Also, the total number of shares of common stock outstanding for purposes of calculating percentage ownership of a person includes the number of shares of Class A common stock beneficially owned by such person.

(2)
Based on Schedule 13D filed with the SEC by Gamco Investors, Inc. and affiliates on November 17, 2016, Schedule 13G filed with the SEC by Brigade Capital Management, LP and affiliates on February 14, 2017 and discussions with Brigade Capital Management, LP held in March 2017.

Security Ownership of Directors and Executive Officers

        This table shows, as of March 10, 2017, the holdings of our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers during 2016 (collectively, the "Named Executive Officers"), each director, and all directors and executive officers as a group.

Each person listed has sole voting power and sole investment power with respect to the shares indicated unless otherwise noted.

	Class A Common Stock			Common Stock(1)
Name	Number of Shares		Percent of Class	Number of Shares(2)		Percent of Class
Tim Grumbacher	2,951,490		100.00%	4,330,266		20.18%
Debra K. Simon	2,951,490	(3)	100.00%	4,330,266	(3)	20.18%
Kathryn Bufano	—			976,600		5.28%
Michael L. Gleim	—			862,906	(4)	4.66%
Stephen R. Byers	—			259,589		1.40%
Nancy A. Walsh	—			218,000		1.18%
William X. Tracy	—			163,000		*
Paul E. Rigby	—			15,000		*
Todd C. McCarty	—			—		—
Daniel T. Motulsky	—			—		—
Philmer H. Rohrbaugh	—			—		—
Jeffrey B. Sherman	—			—		—
Steven B. Silverstein	—			—		—
All directors, Named Executive Officers and executive officers as a group (15 persons)	2,951,490		100.00%	6,859,962		31.96%

*
less than 1%

(1)
See note (1) to Principal Shareholders table.

(2)
The shares reflected include Restricted Shares, but exclude RSUs awarded as a component of non-employee director compensation. Restricted Shares confer voting rights on the holder but are subject to forfeiture as provided in the Amended and Restated 2009 Omnibus Incentive Plan (the "Stock Incentive Plan"). For awards in years prior to 2012, RSUs do not confer on the non-employee director voting or dispositive control over common shares until one year following termination of Board service and, for awards in 2012 and thereafter, RSUs do not confer voting or dispositive control over common shares until three months following termination of Board service, at which time shares of common stock are issued on a one-share for one-unit basis. The following table sets forth the number of options exercisable within 60 days of March 10, 2017, and the number of Restricted Shares and RSUs held by each person:

Name	Options Exercisable Within 60 Days of March 10, 2017	Restricted Shares	Restricted Stock Units
Tim Grumbacher	—	—	—
Debra K. Simon	—	—	—
Kathryn Bufano	—	932,500	—
Michael L. Gleim	—	—	156,801
Stephen R. Byers	—	105,750	—
Nancy A. Walsh	—	218,000	—
William X. Tracy	—	163,000	—
Paul E. Rigby	—	—	46,357
Todd C. McCarty	—	—	136,344
Daniel T. Motulsky	—	—	67,470
Philmer H. Rohrbaugh	—	—	33,750
Jeffrey B. Sherman	—	—	72,658
Steven B. Silverstein	—	—	72,628
All directors, Named Executive Officers and executive officers as a group (15 persons)	—	1,623,250	586,008
(3)
Includes shares of stock held by Tim Grumbacher, the husband of Ms. Simon. Ms. Simon disclaims beneficial ownership of these shares.

(4)
Includes (a) 195,523 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Mr. Gleim and Tim Grumbacher are the directors, (b) 536,651 shares of common stock held by trusts for the benefit of Tim Grumbacher's children of which Messrs. Gleim and David R. Glyn are the trustees, and (c) 15,558 shares of common stock held by trusts for the benefit of Mr. Grumbacher's grandchildren of which Beth Grumbacher, Mr. Glyn and Mr. Gleim are the trustees. Also includes 53,367 shares owned by Cathy Gleim, Mr. Gleim's wife, and 2,300 shares which Mr. Gleim holds as custodian for his grandchildren. Mr. Gleim disclaims beneficial ownership of all shares referred to in this note.

PROPOSAL ONE

ELECTION OF DIRECTORS

        The Board proposes the following nominees for election as directors to hold office until the 2018 Annual Meeting of Shareholders and until their respective successors have been elected. Each is currently a director and has agreed to serve if elected. Should a nominee become unable or decline to serve before the meeting, the proxies may vote for a substitute recommended by the Governance and Nominating Committee of the Board, unless the Board reduces the number of directors.

        Tim Grumbacher is not a nominee for re-election as a director this year. Mr. Grumbacher had been a member of the Board of Directors since 1967, having served as Chairman of the Board since 1991. He was the Chief Executive Officer of the Company from 1985 to 1995 and in positions of senior management since 1977. The Company thanks Mr. Grumbacher for his extensive service to the Company.

        In addition, Todd C. McCarty and Steven B. Silverstein are not nominees for re-election as directors this year. Mr. McCarty has served as a director since 2007 and Mr. Silverstein has served since 2013. The Company thanks Mr. McCarty and Mr. Silverstein for their service to the Company.

KATHRYN BUFANO—Director since 2014. Age 64

        Ms. Bufano has served as President and Chief Executive Officer of Bon-Ton since August 2014. Ms. Bufano was President and Chief Merchandising Officer of Belk Inc. from August 2010 to August 2014 and previously served as its President, Merchandising and Marketing from January 2008 to August 2010. From 2006 to January 2008, Ms. Bufano was the Chief Executive Officer of Vanity Shops, Inc. Ms. Bufano pursued higher education from 2003 to 2006, and from 2002 to 2003 she was Executive Vice President, General Manager Soft-lines for Sears Roebuck & Company. Prior to 2002, Ms. Bufano served as President, Chief Merchandising Officer for Dress Barn, Inc. and in various positions in the Macy's East and Lord & Taylor divisions of Federated Department Stores.

        In determining that Ms. Bufano should serve as a director of the Company, the Board considered her current role as President and Chief Executive Officer, her numerous years of leadership in the department store industry as well as her expertise in merchandising, marketing and strategic planning.

MICHAEL L. GLEIM—Director since 1991. Age 74

        Mr. Gleim was elected Vice Chairman of the Board of Directors of Bon-Ton in November 2013, having served as the Lead Director of the Board of Directors of Bon-Ton since January 2010. He was Vice Chairman and Chief Operating Officer of Bon-Ton from December 1995 to February 2002. From 1991 to December 1995 he was Senior Executive Vice President of Bon-Ton, and from 1989 to 1991 he was Executive Vice President of Bon-Ton.

        In determining that Mr. Gleim should serve as a director of the Company, the Board considered his numerous years of executive leadership with the Company and management experience in the department store industry as well as his expertise in strategic planning, business expansion, financing and corporate governance.

DANIEL T. MOTULSKY—Director since 2014. Age 54

        Mr. Motulsky has been a Managing Director at Moelis & Company, a leading global independent investment bank, since September 2015. Prior to joining Moelis & Company, Mr. Motulsky was a Managing Director and Global Head of Consumer & Retail at Lazard, a global investment bank providing financial advisory and asset management services, from 2000 to 2014, having joined the firm in 1998. Prior to his service with Lazard, Mr. Motulsky was a partner at Tanner & Co., Inc., a merchant banking and mergers and acquisition advisory firm, and previously served as an investment banker at Salomon Brothers Inc. Mr. Motulsky serves on the Board of Trustees of The New School University and the Board of Governors of The New School for Social Research in New York, New York, and is a member of the Council on Foreign Relations. He formerly served on the Board of Directors of Mega Brands Inc.

        In determining that Mr. Motulsky should serve as a director of the Company, the Board considered his many years of experience in the consumer and retail industries as well as his expertise in strategic and financial matters, capital structure and capital markets.

PAUL E. RIGBY—Director since April 2016. Age 63

        Mr. Rigby was employed in various positions with JPMorgan Chase Bank, and its predecessor banks, from 1983 to 2009, including as Managing Director from 2003 to 2009. In this position, he managed relationships with large and medium-cap retailers, including department stores and The Bon-Ton Stores, Inc. Mr. Rigby has served on several private company boards from 2009 to 2016, including Boscov's Department Stores, Inc. Mr. Rigby serves on the boards of IgniteProgress, LLC, LumiSource, LLC, the Salvation Army's Chicago Metropolitan Division, and also served as an Executive Consultant to Telemedicine Solutions, LLC.

        In determining that Mr. Rigby should serve as a director of the Company, the Board considered his significant years of experience in the financing of large and mid-cap retailers, his expertise in business growth, capital structure and capital markets, and his experience serving on board of director audit committees.

PHILMER H. ROHRBAUGH—Director since November 2016. Age 65

        Mr. Rohrbaugh has been the Senior Executive Vice President and Chief Operating Officer of Fulton Financial Corporation ("FFC") since June 2016, having served as the Senior Executive Vice President and Chief Risk Officer from November 2012 to June 2016. Additionally, in December 2016, Mr. Rohrbaugh was appointed as the interim Chief Financial Officer of FFC and will serve in this role until a successor is obtained for this position. He was a managing partner of KPMG, LLP's Chicago office from 2009 to 2012, Vice Chairman Industries and part of the U.S. Management Committee of KPMG from 2006 to 2009 and joined KPMG in 2002. He has more than 35 years of experience in various management positions. Mr. Rohrbaugh has been a member of the board of directors of Burnham Holdings, Inc., a publicly traded holding company with operating subsidiaries in the HVAC industry, since October 2012.

        In determining that Mr. Rohrbaugh should serve as a director of the Company, the Board considered his significant experience as a chief operating officer of a public company, his expertise and background with regard to accounting and financial matters, as well as his expertise in financial and strategic planning, regulatory compliance and reporting and corporate financing.

JEFFREY B. SHERMAN—Director since 2013. Age 68

        Mr. Sherman served as President of The Echo Design Group, Inc., a company that designs, manufactures and distributes accessories and home products, from 2010 to 2015. Following his retirement in 2015, he serves as an advisor to the leadership team of the company. From 2008 to 2010, he served as President and Chief Executive Officer of Hudson's Bay Trading Company, a retailer with over 600 retail locations in Canada and the United States. Prior to that, Mr. Sherman served as President and Chief Operating Officer of the Polo Retail Group of Ralph Lauren Corporation, as Chief Executive Officer of Limited Stores and in positions of increasing responsibility for over thirty years with Federated Department Stores, including President and Chief Operating Officer of

Bloomingdale's. Mr. Sherman serves on the advisory board of Spencer Spirit Holdings, Inc. and the board of directors of United Way, New York City.

        In determining that Mr. Sherman should serve as a director of the Company, the Board considered his numerous years of executive leadership with companies in the department store and retail industries as well as his expertise in strategic planning, business expansion, merchandising, marketing, distribution, brand development and financing.

DEBRA K. SIMON—Director since March 2016. Age 59

        Ms. Simon, the wife of Tim Grumbacher, had been a practicing CPA, and was employed by SF & Company (now known as Baker Tilly) for 32 years, retiring in 2015. She held various positions with SF & Company, including Chief Operating Officer from 2010 to 2015. Ms. Simon currently serves as a trustee on the board of York College, as well as other boards of not-for-profit organizations in York County, Pennsylvania.

        In determining that Ms. Simon should serve as a director of the Company, the Board considered her extensive finance and accounting background as well as experience in strategic planning, human resources and operational management.

 CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION

Governing Documents

        The key documents that constitute our corporate governance framework are our:

  •
  Articles of Incorporation

  •
  Bylaws

  •
  Corporate Governance Policies

  •
  Audit Committee Charter

  •
  Human Resources and Compensation Committee Charter

  •
  Governance and Nominating Committee Charter

  •
  Executive Committee Charter

  •
  Code of Ethical Standards and Business Practices

        Each of the committee charters and the Code of Ethical Standards and Business Practices is available on our website at www.bonton.com by selecting "About Us," then "Investor Relations," then "Corporate Governance."

Code of Conduct

        The Company maintains a Code of Ethical Standards and Business Practices (the "Code of Conduct") that sets forth the Company's policies and expectations. The Code of Conduct, which applies to every Company director, officer and employee, addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company's assets. The Code of Conduct meets the NASDAQ Stock Market's requirements for a code of conduct as well as the SEC's definition of a code of ethics applicable to the Company's senior officers.

Director Independence

        The Board has determined that each of Messrs. Gleim, McCarty, Motulsky, Rigby, Rohrbaugh, Sherman and Silverstein is an "independent" director as that term is defined in the listing standards of the NASDAQ Stock Market. In determining independence, the Board carefully reviewed any possible related party transactions between the Company or any of its affiliates and each of the independent directors and determined there were no transactions that would compromise such director's independence. Although the Board consists of a majority of independent directors, the Company is, as discussed on page 3, a controlled company and, as such, the Company may elect under Rule 5615(c) of the listing standards of the NASDAQ Stock Market not to have a majority of the Board consist of independent directors.

Leadership Structure

        The Company has chosen to separate the roles of Chairman of the Board and Chief Executive Officer, believing that this structure allows the Chairman of the Board to focus on leadership of the Board and to ensure that the Board fulfills its duties and responsibilities while the Chief Executive Officer focuses on leadership of the Company, including its strategic direction, the quality of its management and continuous operational improvement to enhance shareholder value. To further strengthen the Board's governance structure, the Company's Corporate Governance Policies provide for an independent Vice Chairman of the Board. The role of the Vice Chairman is described on page 13.

Meetings of the Board of Directors

        During 2016, the Board held ten meetings and took action by unanimous consent without a meeting three times. No director attended fewer than 75% of the total number of meetings of the Board and committees on which he or she served while in office. At each meeting of the Board, the independent directors also meet in executive session, at which only the independent directors are present.

Board Committees

        The Board has an Audit Committee, a Human Resources and Compensation Committee, a Governance and Nominating Committee and an Executive Committee. In July 2016, the Board established the Ad Hoc Finance Committee. The primary functions of each committee, its members, the number of times the committee met during 2016, and certain other information regarding each committee, are described below.

Audit Committee

        The members of the Audit Committee are Philmer H. Rohrbaugh (Chair), Paul E. Rigby and Jeffrey B. Sherman. Michael L. Gleim served as chair of the Audit Committee from June 2016 to November 2016. Effective November 18, 2016, Mr. Rohrbaugh joined the Audit Committee as its chair and Mr. Gleim resigned from the committee. The Board has determined that each of Mr. Rigby and Mr. Rohrbaugh is an "audit committee financial expert" as defined by applicable SEC rules and the listing standards of the NASDAQ Stock Market. The Audit Committee is comprised entirely of "independent" directors as defined by applicable SEC rules and NASDAQ Stock Market listing standards and operates under a charter that was adopted by the Board. This charter is posted in the Investor Relations section of the Company's website at www.bonton.com.

        The Audit Committee appoints and establishes the compensation for the Company's independent registered public accounting firm and approves in advance all engagements with the independent registered public accounting firm to perform audit or non-audit services. The Audit Committee oversees (1) the integrity of the Company's financial statements, (2) the Company's system of internal control over financial reporting and disclosure controls, (3) the Company's compliance with legal and regulatory requirements, (4) the qualification, independence and performance of the Company's independent registered public accounting firm and (5) the performance of the Company's internal audit function. The Audit Committee also oversees the financial reporting processes of the Company and the audits of the Company's financial statements. To assist it in carrying out its responsibilities, the Audit Committee is authorized to retain the services of independent advisors.

        The Audit Committee met seven times during 2016.

Human Resources and Compensation Committee

        The members of the Human Resources and Compensation Committee (referred to in this proxy statement as the "HRCC") are Todd C. McCarty (Chair), Daniel P. Motulsky, Paul E. Rigby and Jeffrey B. Sherman. Effective March 20, 2017, Mr. Motulsky joined the HRCC. The HRCC is comprised entirely of "independent" directors, as defined by the listing standards of the NASDAQ Stock Market, and all members are "non-employee directors" as defined by applicable SEC rules and "outside directors" as defined by applicable rules under the Internal Revenue Code. The HRCC operates under a charter that was adopted by the Board. This charter is posted in the Investor Relations section of the Company's website at www.bonton.com.

        The HRCC reviews and evaluates the Company's overall compensation strategy to ensure that it promotes shareholder interests, supports the Company's strategic objectives and provides for appropriate rewards and incentives for the Company's management and employees. The HRCC reviews, evaluates and provides recommendations to the Board regarding the plans, policies and programs relating to the compensation of the Company's executive officers, the general compensation policies of the Company, succession planning, management development, and termination policies and arrangements. In addition, the HRCC reviews and approves the structure of the Company's bonus plans, administers the Company's stock incentive plans and oversees the Company's retirement, defined benefit and health and welfare plans.

        At the end of each year, the HRCC evaluates the performance of the President and Chief Executive Officer and the other executive officers of the Company with respect to approved goals and objectives, and establishes the compensation levels for the executive officers, including base pay, annual incentive compensation, long-term incentive plan participation, entrance into an agreement regarding employment and any special or supplemental benefits. The HRCC also establishes compensation levels for any newly-hired executive officer. (See "Compensation Discussion and Analysis" on page 27 for additional discussion of the elements of executive officer compensation.) The compensation of the President and Chief Executive Officer is also reviewed by the full Board. The HRCC annually reviews with the President and Chief Executive Officer the performance of the other executive officers (with the exception of Mr. Grumbacher) and approves their compensation for the next year. The HRCC establishes the corporate goals associated with the Company's Cash Bonus Plan, Management Incentive Plan and performance-based restricted stock awards and has the authority to determine whether the requirements for receipt of a cash bonus or vesting of performance-based restricted stock should be waived.

        The HRCC may delegate its authority to a subcommittee comprised solely of its members. To assist it in carrying out its responsibilities, the HRCC is authorized to retain the services of advisors. During 2016, the HRCC engaged Meridian Compensation Partners, LLC ("Meridian") to provide counsel on executive compensation matters. The nature and scope of services rendered by Meridian were:

  •
  competitive market pay analyses;

  •
  ongoing support with regard to market trends impacting compensation and benefit programs;

  •
  preparation for and attendance at selected HRCC and Board meetings; and

  •
  other miscellaneous requests that occurred throughout the year.

        The HRCC did not direct Meridian to perform the above services in any particular manner or under any particular method. The HRCC has the final authority to hire and terminate the consultant, and the HRCC evaluates the consultant periodically.

        (See "Compensation Discussion and Analysis" on page 27 for additional discussion of the processes and procedures for the consideration and determination of executive officer compensation.)

        During 2016, the HRCC met eight times.

Governance and Nominating Committee

        The members of the Governance and Nominating Committee (referred to in this proxy statement as the "Governance Committee") are Michael L. Gleim (Chair), Tim Grumbacher and Debra K. Simon. Mr. Grumbacher and Ms. Simon are not independent directors. As discussed on page 3, the Company is a controlled company and, as such, the Company may elect, and has elected, under Rule 5615(c) of the listing standards of the NASDAQ Stock Market, not to have a Governance Committee comprised solely of independent directors.

        The Governance Committee reviews, develops and makes recommendations to the Board regarding the Company's governance processes and procedures. It also recommends candidates for election to fill vacancies on the Board, including renominations of members whose terms are due to expire. The Governance Committee is also responsible for making recommendations to the Board regarding the compensation of its non-employee members. The Governance Committee operates under a charter that was adopted by the Board. This charter is posted in the Investor Relations section of the Company's website at www.bonton.com.

        The Governance Committee met four times during 2016.

Executive Committee

        The members of the Executive Committee are Michael L. Gleim (Chair), Tim Grumbacher and Jeffrey B. Sherman. The Executive Committee has the authority to act in place of the Board on specified matters.

        The Executive Committee has the following responsibilities: to propose the Board meeting schedule for each year and to refine the agenda prior to each Board meeting, to keep the members of the Board informed of pertinent issues that arise between regularly scheduled quarterly Board meetings and to act as a sounding board for the Company's Chief Executive Officer when appropriate. The Executive Committee Charter under which the Executive Committee operates was adopted by the Board and is posted in the Investor Relations section of the Company's website at www.bonton.com.

        During 2016, the Executive Committee met 28 times.

Ad Hoc Finance Committee

        The Ad Hoc Finance Committee was established by the Board in July 2016 to support management in analyzing financing opportunities available to the Company and to act as a communication conduit between management and the full board of directors. The members include Paul E. Rigby (Chair), Daniel T. Motulsky and Philmer H. Rohrbaugh.

        The Ad Hoc Finance Committee met six times during 2016.

Role of the Vice Chairman

        In January 2010, the Board elected Michael L. Gleim as Lead Director of the Board, and in November 2013, the Board elected Mr. Gleim as Vice Chairman of the Board. The primary duties of the Vice Chairman are, among other things, to:

  •
  work closely with and serve in an advisory capacity to the Chairman, the Chief Executive Officer and the Executive Committee;

  •
  assist the Board in assuring that the Board operates in compliance with applicable laws and regulations and the Company's Charter, By-Laws and corporate governance policies;

  •
  establish, in consultation with the Chairman, the Chief Executive Officer and non-employee directors, the frequency, duration, structure and location of Board meetings and review such from time to time, as considered appropriate or as requested by the Board;

  •
  assist the Chairman, the Chief Executive Officer and the Executive Committee in setting Board meeting agendas;

  •
  review and assess, in conjunction with the Chairman, the Chief Executive Officer and the relevant committees of the Board, director attendance, performance and the size and composition of the Board and its committees; and

  •
  preside at all meetings of the Board at which the Chairman is not present and chair executive sessions of the Board at every Board meeting.

Role of the Board in Risk Oversight

        The Board as a whole has responsibility for risk oversight. The oversight responsibility of the Board and the Board committees is facilitated by management reporting processes designed to provide information to the Board concerning the identification, assessment and management of critical risks and management's risk mitigation strategies and practices. These areas of focus include compensation, financial (including accounting, reporting, credit, liquidity and tax), operational, legal, regulatory, environmental, political and strategic risks. The full Board (or the appropriate Board committee), in concert with the appropriate management within the Company, reviews management reports to formulate risk identification, management and mitigation strategies. When a Board committee initially reviews management reports, the Chairman of the relevant Board committee briefs the full Board on the specifics of the matter at the next Board meeting. Additional review or reporting of risks is conducted as needed or as requested by the Board or relevant Board committee. This process enables the Board to coordinate the risk oversight role, particularly with respect to risks spanning more than one operational area.

Director Nominations Process and Director Qualifications

        The Governance Committee considers any appropriate recommendations for candidates for the Board. Any candidate recommended for the Board shall, at a minimum, possess a background that includes a solid education, sufficient business, professional or academic experience and the requisite reputation, character, integrity, skills, judgment and temperament and such other relevant characteristics, which, in the Governance Committee's view, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with the size, complexity and reputation of the Company. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Candidates for Board membership are reviewed in the context of the current Board composition, the operating requirements of the Company and the long-term interests of the Company's shareholders. The Governance Committee seeks to ensure that backgrounds and qualifications of the Company's directors, as a group, provide significant breadth of experience, knowledge and abilities that will assist the Board in fulfilling its responsibilities to shareholders.

        Although the Governance Committee does not have a formal written policy regarding diversity in composition of the Board, the Governance Committee does consider the contribution of a candidate to the overall diversity of the Board. Diversity is considered broadly and includes variety in personal and professional backgrounds, experience and skills, geographic location, as well as differences in gender, race, ethnicity and age.

        Generally, each candidate for Board membership commits to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and participation in, meetings of the Board and the Board committees of which he or she is a member.

        When considering whether candidates for Board membership have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively, the Governance Committee focuses on the information provided in each of the Directors' individual work histories set forth on pages 7 through 9.

        The Governance Committee will consider shareholder recommendations for candidates for the Board from any shareholder who has been a continuous record owner of at least 3% of the common stock of the Company for at least one year prior to submission of the recommendation and who provides a written statement that the shareholder intends to continue share ownership through the date of the meeting at which directors are to be elected. Any such shareholder recommendation should be sent to the Governance and Nominating Committee, c/o Office of the Secretary, The Bon-Ton Stores, Inc., 2801 East Market Street, Building E, York, Pennsylvania 17402. No shareholder recommendations have been received since the June 14, 2016 shareholder meeting.

        In addition, the Governance Committee considers potential candidates recommended by current directors, Company officers, employees and others. When appropriate, the Governance Committee may retain executive recruitment firms to assist in identifying suitable candidates. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation.

        In re-nominating incumbent directors to continue for an additional term, the Governance Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Company's business.

Director Attendance at Annual Meetings

        The Company has adopted a policy that encourages Board members who reside in the York area to attend the annual meeting of shareholders. Two members of the Board attended the 2016 Annual Meeting of Shareholders.

Shareholder Communication with the Board of Directors

        Any shareholder who wishes to communicate with the Board of Directors or any individual director may do so by directing correspondence, which prominently displays the fact that it is a shareholder-board communication, to such director or directors, c/o Office of the Secretary, The Bon-Ton Stores, Inc., 2801 East Market Street, Building E, York, Pennsylvania 17402. Until and unless a procedure is adopted by a majority of the independent members of the Board whereby it may be deemed unnecessary or inappropriate to relay certain shareholder communications to the appropriate parties, all shareholder communications will be relayed to the intended director or directors.

Compensation of Directors

        During 2016, Mr. Grumbacher and Ms. Bufano were employees of the Company and were not paid any separate compensation for serving as directors. Mr. Grumbacher and Ms. Bufano are the only current employees who serve as directors. Additionally, Ms. Simon was not paid any compensation for her service as a director.

        Each non-employee director (other than Ms. Simon) receives both cash compensation and stock compensation comprised of the following:

  •
  a $120,000 annual fee, $50,000 of which is paid in cash (the "annual cash retainer") and $70,000 of which has been paid in RSUs that fully vest at the end of the current one-year term of the director;

  •
  a $20,000 annual cash fee for serving on the Executive Committee;

  •
  a $5,000 annual cash fee for serving on each committee (other than the Executive Committee); and

  •
  a $15,000 supplemental annual fee for each committee chair, $10,000 of which is paid in cash and $5,000 in RSUs that vest at the end of the current one-year term of the director.

        The RSUs issued to directors are distributable after the applicable period following termination of Board service. The current grant documents provide for a period of three months following termination of Board service. In 2017, the Company will pay the annual fee wholly in cash. Of the annual fee, $50,000 will be paid during the year and $70,000 will be deferred until three months following the termination of Board service.

        Two of the Company's non-employee directors, currently Mr. Gleim and Mr. Sherman, serve as the Board's representatives on the committee that oversees the Company's Retirement Contribution Plan. For service on this committee, each receives $5,000 in cash annually.

        Mr. Gleim serves as Vice Chairman of the Board. For his service as Vice Chairman, Mr. Gleim receives a supplemental fee of $165,000 in cash per year.

        Directors may defer all or any part of their cash compensation into additional RSUs.

        The following table presents the compensation provided by the Company during 2016 to each non-employee director:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Michael L. Gleim	263,560	(2)	81,250	—	(3)	5,000	(4)	349,810
Todd C. McCarty	65,000		75,000	—		—		140,000
Daniel T. Motulsky	50,625		70,000	—		—		120,625
Paul E. Rigby	60,995		70,000	—		—		130,995
Philmer H. Rohrbaugh	16,250		47,250	—		—		63,500
Jeffrey B. Sherman	80,000		70,000	—		3,270	(4)	153,270
Steven B. Silverstein	51,250		70,000	—		—		121,250
Debra K. Simon	—		—	—		—		—

(1)
The amounts reported in this column reflect the aggregate grant date fair value of RSUs computed in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 718, Compensation—Stock Compensation ("ASC 718") for RSUs granted in 2016 to each non-employee director. The amounts do not reflect compensation actually received by the non-employee directors. For awards in years prior to 2012, RSUs do not confer on the non-employee director voting or dispositive control over common shares until one year following termination of Board service and, for awards in 2012 and thereafter, RSUs do not confer voting or dispositive control over common shares until three months following termination of Board service. Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements included in our Form 10-K filed with the SEC on April 12, 2017.

The aggregate number of RSUs held by each non-employee director as of January 28, 2017 was 156,801 held by Mr. Gleim, 136,344 held by Mr. McCarty, 67,470 held by Mr. Motulsky, 46,357 held by Mr. Rigby, 33,750 held by Mr. Rohrbaugh, 72,658 held by Mr. Sherman and 72,628 held by Mr. Silverstein.

(2)
Includes fees received for Mr. Gleim's service as Vice Chairman of the Board.

(3)
The actuarial valuation of the change in the pension value of Mr. Gleim's benefit in the Bon-Ton SERP was a decrease of $24,147.

(4)
Fees received by Mr. Gleim and Mr. Sherman for service on the Company's Retirement Contribution Plan Committee.

Share Ownership Guidelines

        The Company adopted guidelines requiring each non-employee director to maintain an equity stake in the Company equal to three times the annual cash retainer paid to the director. This links the directors' interests with those of other shareholders. Shares of common stock actually owned and time-based RSUs count towards the equity ownership requirement. Each director is required to achieve this share ownership level within five years of joining the Board. Mr. Gleim and Ms. Simon currently meet this guideline. The following directors will be required to meet this guideline by the dates indicated: Mr. Sherman—March 2018, Mr. Motulsky—August 2019, Mr. Rigby—April 2021 and Mr. Rohrbaugh—November 2021.

        Share ownership requirements are measured based on a stock price established periodically by the HRCC. For 2016, the ownership requirements were measured based on a share price of $9.37, which was reaffirmed in May 2016 based on the average closing price for the Company's stock during fiscal year 2014. Share ownership requirements and the share price for measure are reviewed annually by the HRCC.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
THE ELECTION OF THE NOMINEES LISTED ABOVE

PROPOSAL TWO

APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS

        The Company's shareholders have the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company's Named Executive Officers as disclosed in this proxy statement in accordance with the SEC's rules. At the 2011 Annual Meeting, the shareholders voted, on an advisory basis, to approve on an advisory basis the compensation of the Company's Named Executive Officers annually, and the Company determined to present such matter for vote annually. Pursuant to Section 14A of the Securities Exchange Act, the Company is presenting the following "say on pay" proposal, which gives shareholders the opportunity to approve or not approve, on an advisory basis, the Company's compensation program for Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, by voting for or against the resolution set out below. While our Board intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on the Company and is advisory in nature. The Company submits the following proposal:

  "RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

        As described in the "Executive Compensation" section, the Company's executive compensation programs are designed to attract, motivate and retain talented executives. In addition, the programs are structured to create an alignment of interests between the Company's executives and shareholders. The Board and the HRCC monitor executive compensation programs and adopt changes to reflect the competitive market in which the Company competes for talent, as well as general economic, regulatory and legislative developments affecting executive compensation. The HRCC will continue to emphasize compensation arrangements that align the financial interests of our executives with the interests of long-term shareholders. Accordingly, we believe that the Company's executive compensation programs are appropriately designed and work to ensure that management's interests are closely aligned with shareholders' interests to create long-term value. Please refer to the section entitled "Executive Compensation" of this proxy statement for a detailed discussion of the Company's executive compensation practices and philosophy.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL,
ON AN ADVISORY BASIS, OF COMPENSATION OF THE
NAMED EXECUTIVE OFFICERS

 PROPOSAL THREE

APPROVAL, ON AN ADVISORY BASIS, OF THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Act provides that the Company's shareholders have the opportunity to indicate how frequently the Company should seek an advisory vote on the compensation of the Company's Named Executive Officers. The Company's first advisory vote on the frequency on which the Company shall seek an advisory vote on the compensation of its Named Executive Officers occurred at the Company's 2011 Annual Meeting. At that meeting, shareholders approved the recommendation of the Board of Directors to hold such a vote on an annual basis. The Company is required to hold a shareholder advisory vote on the frequency of this vote every six years. By voting on this proposal, shareholders may indicate whether they would prefer that the advisory vote on the compensation of the Company's Named Executive Officers occur once every one, two, or three years.

        The Board continues to believe that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore the Board again recommends that shareholders vote for a one-year interval for the advisory vote on the compensation of the Company's Named Executive Officers.

        An annual advisory vote on executive compensation will allow shareholders to provide direct input on the Company's compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with the Company's policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices. Therefore, the Board recommends that shareholders vote to approve the compensation awarded to the Company's Named Executive Officers once every year. The Company submits the following proposal:

  "RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory shareholder vote to approve the compensation of the Named Executive Officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure."

        You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to this proposal. The option of one year, two years or three years that receives the highest number of votes cast by the shareholders will be the frequency for the advisory vote on executive compensation that has been recommended by the shareholders. However, because this vote is advisory and not binding on the Board or the HRCC, the Board may decide that it is in the best interests of the Company and its shareholders to hold an advisory vote on compensation of its Named Executive Officers at a frequency that differs from the option that received the highest number of votes from the Company's shareholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR "ONE YEAR" FOR
THE FREQUENCY OF THE ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION AWARDED TO THE COMPANY'S NAMED EXECUTIVE OFFICERS

 PROPOSAL FOUR

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE
BON-TON STORES, INC. CASH BONUS PLAN

        The Cash Bonus Plan was adopted by the Board of Directors and was approved by the Company's shareholders in July 2004. The Cash Bonus Plan was amended and restated and approved by the Company's shareholders in June 2007, and was again amended and restated and approved by the Company's shareholders in June 2012. Subject to shareholder approval at the annual meeting, the Board of Directors has approved the continuation of the Cash Bonus Plan through the re-adoption of the Cash Bonus Plan, as amended and restated. As explained below, several amendments are proposed in the Cash Bonus Plan. The purpose of asking shareholders to re-approve the Cash Bonus Plan is so that certain incentive awards granted thereunder may qualify as exempt "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"). Section 162(m) provides that if the Committee (as defined below) has the ability to change the specific targets under a performance goal, then the material terms of the performance goals must be re-approved by shareholders by no later than the first shareholder meeting that occurs in the fifth year following the year in which prior shareholder approval was obtained.

        The amendment and restatement and re-approval of the Cash Bonus Plan requires the affirmative vote of a majority of the votes cast by holders of common stock and Class A common stock.

        The Cash Bonus Plan is a performance-based plan that is intended to provide a means by which those key employees who are designated as participants may be compensated for their roles in the performance of the Company. The Cash Bonus Plan was adopted by the Board of Directors as a means to provide greater flexibility in the establishment of performance goals and setting of target bonuses while permitting such bonuses to be fully deductible as "performance-based compensation" (as that term is used under Section 162(m)).

        No bonuses will be payable under the Cash Bonus Plan unless and until the Cash Bonus Plan has been re-approved by the Company's shareholders.

        In 2012, the Cash Bonus Plan was amended to clarify that the performance metrics can be established with respect to business segments as well as divisions, add the specific concepts of EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, stock price, loss ratio, expense ratio, combined ratio, product spread, as well as combinations or variations of such metrics, and also permit modifications and adjustments for extraordinary items or events, all as determined by the Committee (as defined below). As has always been the case, all such elements of the performance metrics are required to be established no later than 90 days after the beginning of the Company's fiscal year (which is the performance period for the Cash Bonus Plan).

        The design and administration of the Cash Bonus Plan are intended to cause all taxable compensation attributable to the Cash Bonus Plan to be treated as "performance-based compensation." As a consequence, the provisions of the Code which would otherwise limit the deductibility by the Company of certain executive compensation in excess of $1,000,000 should not be applicable to any compensation expense attributable to the Cash Bonus Plan. The Cash Bonus Plan is administered by the Human Resources and Compensation Committee (or such other committee consisting exclusively of two or more "outside directors" as may be designated to act in that capacity by the Board from time to time). This administrative committee for the Cash Bonus Plan is referred to in this Proposal Four as the "Committee."

        The material provisions of the amended and restated Cash Bonus Plan are described below. The description of the Cash Bonus Plan is qualified in its entirety by the Cash Bonus Plan, as set forth in Appendix A to this proxy statement, and is incorporated herein by reference.

        Amendments.    Currently, the Cash Bonus Plan provides that cash bonuses are payable based on the achievement of annual performance goals. A proposed amendment would revise the current definition of "performance period' as being limited to a fiscal year and would permit the Company to establish cash bonus performance targets over an annual period, a multi-year period or a period shorter than one year. In addition, the Target minimum and maximum payout percentages will be changed from 0-100% to 0-150% to accommodate the multi-year performance periods. Finally, the amendment provides that a payout of an earned award is made only if the participant is employed at the time of payment, with the Committee having the sole discretion to pay all or a portion of such bonus notwithstanding the participant's prior termination of employment.

        Eligibility.    Participants in the Cash Bonus Plan are those key executives, including the Named Executive Officers (with the exception of Mr. Grumbacher), who are designated by the Committee to participate in the Cash Bonus Plan from time to time. As of March 31, 2017, six executives have been designated by the Committee to participate in the Cash Bonus Plan.

        Shareholder approval and term of Cash Bonus Plan.    The Cash Bonus Plan, as described in this proxy statement, will be continued if approved by the shareholders, until it is terminated by the Board. The Cash Bonus Plan may be submitted for re-approval by the shareholders from time to time, and must be so reapproved no later than the shareholders' meeting that occurs in the fifth year following its last shareholder approval in order to remain qualified as a "performance-based" compensation arrangement for purposes of Section 162(m) of the Code.

        Benefits under the Cash Bonus Plan.    In general, the benefits under the Cash Bonus Plan consist of a cash bonus payable to participants provided the performance goals established by the Committee are met and, if met, to the extent met. The maximum amount that can be paid to any one participant under the Cash Bonus Plan with respect to any performance period is three times his or her base salary in effect for the relevant year, and in no event may any such bonus or bonuses exceed $5,000,000 in any fiscal year.

        The bases for the performance goals that may be established under the Cash Bonus Plan can include one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company's subsidiaries, operating divisions, business segments or other operating units or (iii) any combination thereof): earnings before interest, taxes, depreciation, and amortization ("EBITDA"); profit before taxes; gross margin; stock price; market share; gross revenue; net revenue; pretax income; net operating income; cash flow; earnings per share; return on equity; return on invested capital or assets; cost reductions and savings; return on revenues or productivity; loss ratio; expense ratio; combined ratio; product spread; debt to EBITDA ratio or any variations or combinations of the preceding business criteria. In addition, the Committee may modify any of these criteria in order to take into account extraordinary items or to reflect objectively specified costs or expenses. The Committee is also authorized to establish performance measures related to participating executives' personal objectives and/or goals provided any such goals are established in a manner consistent with relevant federal income tax regulations governing performance-based compensation plans. Personal goals can include, but are not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility.

        In all cases, measurement of the Company's or a participant's achievement of one or more performance goals must be objectively determinable and, where applicable, determined in accordance with generally accepted accounting principles. In all cases, the performance goals for a performance period must be established no later than 90 days after the beginning of the performance period (or within the first 25% of the performance period, if that is less than 90 days). The achievement of performance goals established under the Cash Bonus Plan must be certified by the Committee before any bonus may be paid.

        Administration of the Cash Bonus Plan.    The Cash Bonus Plan is administered by the Committee which, as noted above, will at all times consist exclusively of two or more "outside directors" (as that term is defined under Section 162(m) of the Code). The resolution of any questions arising with respect to the Cash Bonus Plan will be determined by the Committee, and all such determinations are final and conclusive.

        Amendment and termination of the Cash Bonus Plan.    The Board may terminate or revoke the Cash Bonus Plan at any time and may amend the Cash Bonus Plan from time to time, provided that none of the termination, revocation or amendment of the Cash Bonus Plan may, without the written approval of an affected participant, reduce the benefit to which the participant would otherwise be entitled, and provided further that no changes that would increase the benefit available will be effective without approval by the Committee and without disclosure to and approval by the shareholders in a separate vote prior to the date the participant would become entitled to such increased benefit. In addition, the Cash Bonus Plan may be modified or amended by the Committee as it deems appropriate in order to comply with any rules, regulations or other guidance promulgated by the Internal Revenue Service with respect to applicable provisions of the Code.

        Federal tax issues.    Section 162(m) limits the deductibility of compensation in excess of $1,000,000 to certain employees of publicly held companies (this limitation is referred to herein as the "million dollar cap"), unless the compensation comes within certain exceptions. One exception to the million dollar cap is available for "performance-based compensation." In order for taxable compensation to be within this exception to the million dollar cap, a number of requirements must be satisfied, including the establishment of performance goals by a committee of two or more "outside" members of the Company's Board, disclosure to the shareholders of the material terms of the performance-based bonus arrangement under which the bonus is to be paid, and approval by the shareholders of that arrangement. Additional rules apply to the ongoing administration of such an arrangement in order for compensation to qualify as performance-based.

        Bonuses under the Cash Bonus Plan are payable only on the attainment of the performance goals established by the Committee for the performance period for which the bonus is paid. Assuming the Cash Bonus Plan, as amended, is put into effect in accordance with its terms, is approved by the Company's shareholders, and is administered in accordance with the provisions set forth therein, the taxable compensation payable under the Cash Bonus Plan should qualify as "performance-based compensation" that is exempt from the million dollar cap.

        Compensation Recovery Provision.    The Cash Bonus Plan includes a "clawback" or compensation recovery provision. The provision provides that the Committee may determine that, as a result of a restatement of the Company's financial statements, an executive officer received more incentive compensation than the executive officer would have received absent the incorrect financial statements. In such case, the Committee, in its discretion, may take such action as it deems appropriate to address the impact of the restatement of financial statements. Such action may include, to the extent permitted under applicable law, directing the Company to recover from an executive officer the performance-based bonus earned or distributed to the executive officer based on the achievement of performance targets, if the incorrect financial statements resulted in an increase in a performance-based bonus to the executive officer. Recoupment of a performance-based bonus shall be required if the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirements under applicable law.

        Recoverable compensation will include the performance-based bonus earned or distributed (as applicable) during the period(s), not to exceed three years, that required restatement of financial statements, up to the amount of the performance-based bonus that the executive officer obtained as a result of financial statements that were later restated. In the discretion of the Committee, recoverable compensation may include interest and expenses incurred by the Company to recoup a performance-based bonus.

        New Plan Benefits.    The following table sets forth the annual bonus opportunities for 2017 for the Named Executive Officers (with the exception of Mr. Grumbacher) as a percentage of their respective base salaries depending on the extent to which the performance goals established by the Committee are achieved, assuming the Cash Bonus Plan is re-approved by shareholders.

2017 Performance Period

Name	Payout at Threshold	Payout at Target	Payout at Maximum
Kathryn Bufano	25%	100%	200%
William X. Tracy	18.75%	75%	150%
Nancy A. Walsh	18.75%	75%	150%
Stephen R. Byers	12.5%	50%	100%

        In lieu of awarding restricted stock in 2017, the Committee approved a long term cash bonus based on achievement of performance goals over the three-year period. The following table sets forth the long term incentive bonus opportunities for the three-year period of 2017 through 2019 for the Named Executive Officers (with the exception of Mr. Grumbacher) depending on the extent to which the performance goals established by the Committee are achieved, assuming the Cash Bonus Plan is re-approved by shareholders.

2017-2019 Performance Period

Name	Payout at Threshold	Payout at Target	Payout at Maximum
Kathryn Bufano	$187,500	$750,000	$1,125,000
William X. Tracy	$68,750	$275,000	$412,500
Nancy A. Walsh	$68,750	$275,000	$412,500
Stephen R. Byers	$50,000	$200,000	$300,000

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE BON-TON STORES, INC. CASH BONUS PLAN.

 PROPOSAL FIVE

RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has recommended ratification of its appointment of KPMG LLP ("KPMG"), which has served as our independent registered public accounting firm since 2002, to serve as our independent registered public accounting firm for 2017.

        A representative of KPMG is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

 FEES PAID TO KPMG

        Set forth below are the fees paid or accrued for the services of KPMG in 2016 and 2015:

	2016	2015
Audit fees(1)	$1,650,000	$1,741,200
Audit-related fees(2)	56,500	66,000
Tax fees(3)	—	30,022
All other fees	—	—

(1)
Audit fees include fees associated with audit services, consultation on matters related to the consolidated financial statements, consents, comfort letters, reviews of the Company's quarterly reports on Form 10-Q and reviews of the Company's filings under the Securities Exchange Act of 1934.

(2)
Audit-related fees reflect fees associated with the audits of the Company's employee benefit plans.

(3)
Tax fees reflect various tax-related services, including consultation, planning and compliance.

        The Audit Committee is responsible for the pre-approval of all audit services and non-audit services performed by the Company's independent registered public accounting firm. All of the fees shown in the chart above were pre-approved by the Audit Committee. The Audit Committee may delegate to one of its members the authority to grant such pre-approvals, and any such approvals are presented to the full Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

        Information regarding the members of the Audit Committee and the Audit Committee's role and responsibilities is set forth under "Election of Directors" beginning on page 7 and "Board Committees" on page 11.

        The Company's management is responsible for the preparation, presentation and integrity of the Company's consolidated financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and expressing an opinion as to the conformity of such consolidated financial statements with accounting principles generally accepted in the United States and an opinion on the effectiveness of internal control over financial reporting based on criteria established in the Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee monitors and oversees these processes. The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company's independent registered public accounting firm, KPMG. KPMG has free access to the Audit Committee to discuss any matter it deems appropriate.

        In this context the Audit Committee met and held discussions with management, who represented to the Audit Committee that the Company's audited consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Audit Committee has reviewed and discussed the audited consolidated financial statements, management's assessment of the effectiveness of the Company's internal control over financial reporting and KPMG's evaluation of the Company's internal control over financial reporting with management, the Company's internal auditors and KPMG.

        Prior to their issuance, the Audit Committee reviewed and discussed the quarterly and annual earnings press releases with management and the consolidated financial statements with management and KPMG. Disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" (including significant accounting policies and judgments) were discussed with management on a quarterly basis and with KPMG at year-end. The Audit Committee discussed with KPMG matters required to be discussed by PCAOB Auditing Standard No. 1301, "Communication with Audit Committees." The Audit Committee discussed with KPMG the overall scope and plans for their audit and approved the terms of their engagement letter. The Audit Committee also reviewed the Company's internal audit plan. The Audit Committee met with KPMG and with the Company's internal auditors, in each case, with and without other members of management present, to discuss the results of their respective examinations, the evaluations of the Company's internal controls and overall quality and integrity of the Company's financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of the Company's internal auditors. The Audit Committee also established, and oversaw compliance with, procedures for the Company's receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and its employees' confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

        KPMG also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and the Audit Committee discussed KPMG's independence with them.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

        Subject to shareholder ratification, the Audit Committee has selected and appointed KPMG as the Company's independent registered public accounting firm for fiscal year 2017. In determining whether to reappoint KPMG as the Company's independent registered public accounting firm, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee's ongoing discussions with KPMG and an assessment of the professional qualifications, retail experience and past performance of the lead audit partner and the KPMG team. In addition, in making its selection of KPMG, the Audit Committee determined the non-audit services provided by KPMG were compatible with maintaining KPMG's independence.

Members of the Audit Committee:

Philmer H. Rohrbaugh, Chair
Paul E. Rigby
Jeffrey B. Sherman

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        This Compensation Discussion and Analysis ("CD&A") primarily addresses the compensation of the Company's Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers in 2016. These executive officers are referred to as the "Named Executive Officers" throughout this proxy statement:

Name	Title
Kathryn Bufano	President and Chief Executive Officer
Stephen R. Byers	Executive Vice President—Stores, Visual and Loss Prevention
Tim Grumbacher	Chairman of the Board and Strategic Initiatives Officer
William X. Tracy	Chief Operating Officer
Nancy A. Walsh	Executive Vice President—Chief Financial Officer

        The purpose of this CD&A is to provide shareholders with a description of the material elements of the Company's compensation program for its Named Executive Officers. The CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion, as they provide information and context to the compensation disclosures.

        The Company's compensation program is designed to balance near-term results with long-term success in alignment with the interests of our shareholders and the achievement of our business strategy. Bon-Ton has a pay-for-performance philosophy that forms the foundation for decisions regarding compensation made by the Company's management and the HRCC. The Company believes that a meaningful portion of each executive officer's compensation must be at risk in order to invest our executive officers in the long-term success of the Company.

        The framework of our executive compensation program includes the following governance features:

  •
  The HRCC is comprised solely of independent directors.

  •
  The HRCC's independent compensation consultant, Meridian, is retained directly by the HRCC and does no other work for the Company. The Company performs an annual risk assessment of the Company's compensation practices that is reviewed by the HRCC.

  •
  Shareholders are provided an annual opportunity to cast an advisory vote on executive compensation.

        The Company's compensation program and related governance features are complemented by several specific elements designed to align the Company's executive compensation with long-term shareholder interests, including:

  •
  a significant portion of compensation at risk and dependent on Company performance and/or stock price performance;

  •
  a majority of target incentives denominated in equity;

  •
  long-term incentives, including restricted stock awards that vest over time and performance shares that vest only if performance targets are met;

  •
  share ownership guidelines for the Company's executive officers;

  •
  a threshold and a cap for executive officer cash bonus payouts under the annual performance-based incentive program;

  •
  a compensation recoupment or "clawback" policy; and

  •
  an insider trading policy that prohibits executive officers from engaging in speculative transactions in Company stock, such as hedges and short sales, and provides restrictions on pledges of Company stock.

        As described on the following pages, we require that the Company achieve a threshold level of performance to pay an annual cash bonus. Also, our long-term incentive program includes restricted stock awards that vest over time and performance shares that vest only if performance targets are met. In 2013, we added a total shareholder return ("TSR") performance goal to certain of the performance-based restricted stock grants awarded to the Named Executive Officers. All equity grants are designed to align executive officer interests with shareholder interests, which we believe is crucial to our long-term success.

        Fiscal 2016 was a period during which the Company faced numerous challenges, resulting in our financial performance being below our expectations. Performance thresholds for annual cash incentive compensation and long-term incentive compensation were not met, resulting in no annual bonus payout or vesting of performance-based restricted stock with respect to 2016 results.

        In accordance with SEC proxy rules, at our 2016 Annual Meeting, an advisory "say-on-pay" vote was held regarding the compensation of our Named Executive Officers contained in our 2016 proxy statement. Our executive compensation was approved by our shareholders by a wide margin, with 99% of the votes approving. The Committee considered this strong support as an endorsement by shareholders of the Company's executive compensation program

        At our 2011 Annual Meeting, the Company provided to its shareholders the opportunity to vote on an advisory basis on the frequency of this "say-on-pay" vote. The Board of Directors had recommended that such advisory vote be held on an annual basis, and the shareholders overwhelmingly approved such frequency. Following that advisory vote, the Board of Directors determined that it will include an advisory shareholder vote on compensation of Named Executive Officers in its proxy statement annually until the next required advisory vote on the frequency of shareholder voting on executive compensation. Such advisory vote on the frequency of shareholder voting on executive compensation will occur at the 2017 Annual Meeting. The Board of Directors has again recommended that such advisory vote be held on an annual basis.

        We encourage you to read this CD&A for a detailed analysis of our executive compensation program, including information about the 2016 compensation of the Named Executive Officers described in the tables that follow.

Our Compensation Philosophy and Objectives

        The Company's philosophy is to directly link an increasing portion of an executive officer's compensation with corporate performance and in alignment with shareholder value. At the same time, an executive officer's base salary as a percentage of his or her total compensation decreases as his or her scope of responsibility increases. The following are the objectives that guide the HRCC's decisions regarding compensation:

  •
  Provide a compensation package that enables the Company to attract, motivate and retain key personnel.

  •
  Provide variable compensation opportunities that are directly linked to corporate performance goals that drive operational success and enhance shareholder value.

  •
  Provide long-term equity incentive compensation opportunities through the award of equity vehicles that align executive compensation with increases in shareholder value. These opportunities are available primarily to those executive officers who can influence the Company's medium and long-term results, generate value for shareholders and ensure the long-term growth of the Company. Equity grants are also designed to reward significant achievement of top performing executive officers and to attract new talent.

        Based on the foregoing objectives, the HRCC has structured annual and long-term executive compensation to provide incentives to executive officers to achieve the business goals set by the Company and reward them for achieving such goals. In addition, in structuring compensation, especially performance-based compensation, the HRCC reviews a risk assessment conducted by the Company to ensure that the Company's compensation program does not encourage unreasonable risk. For additional information on this risk assessment process, see page 39.

Share Ownership Guidelines

        The Company adopted share ownership guidelines for our executive officers which helps to ensure that our executive officers maintain an equity stake in the Company, and by doing so, appropriately links their interests with those of other shareholders. Shares beneficially owned and time-based restricted stock count towards the equity ownership requirement. Performance-based restricted stock does not count towards the requirement. Executive officers are required to achieve these share ownership levels within five years of becoming an executive officer. The guidelines are:

Position	Ownership Guideline
Chief Executive Officer	3x base salary
Chief Operating Officer	2x base salary
Executive Vice President	1x base salary

        Share ownership requirements are measured based on a stock price established periodically by the HRCC. For 2016, the ownership requirements were measured based on a share price of $9.37, which was reaffirmed in May 2016 based on the average closing price for the Company's stock during fiscal year 2014. Share ownership requirements are reviewed annually by the HRCC.

        Each of the Named Executive Officers, with the exception of Mr. Tracy, who was hired in July 2015, currently meet the requirement. Mr. Tracy will be required to meet this guideline by July 2020.

Role of the HRCC in Compensation Decisions

        The HRCC's responsibilities include the following:

  •
  Review and approve, and in some cases recommend for the approval of the full Board, the compensation of the Company's executive officers. The total compensation of each of the executive officers is evaluated to ensure it is appropriate in light of competitive market data and reflects the HRCC's assessment of each executive officer's contributions and value to the Company.

  •
  Approve the performance goals and metrics with respect to annual performance-based cash bonuses and equity awards to executive officers.

  •
  Monitor total compensation of the executive officers and consider whether such compensation is fair, reasonable and competitive in consideration of each executive's capacity to influence shareholder value and promote the long-term growth of the Company.

  •
  Prepare an annual review and evaluation of the Chief Executive Officer's performance for the year compared to pre-determined, HRCC-approved performance metrics.

  •
  Prepare an annual review and evaluation of the Strategic Initiatives Officer's performance for the year compared to pre-determined, HRCC-approved performance metrics.

Role of Management in Compensation Decisions

        The Chief Executive Officer annually prepares a review of her direct reports, including the Named Executive Officers (with the exception of Mr. Grumbacher) and other executive officers, compared to pre-determined, HRCC-approved performance metrics. The total compensation for the respective executives, the performance appraisals and the recommendations made by the Chief Executive Officer are presented for HRCC approval.

        Other members of management also support the HRCC in its work. Management assists the Chair of the HRCC in establishing the agendas for HRCC meetings and preparing materials for the review of HRCC members in advance of each meeting. With respect to most compensation and benefit matters, including compensation of the Named Executive Officers excluding the Chief Executive Officer, management provides recommendations to the HRCC. The HRCC relies, to some extent, on recommendations by management and, as appropriate, the advice of outside experts to evaluate executive performance and to make recommendations for salary and cash bonus levels as well as for awards of restricted stock. Management also works with the HRCC to establish performance goals under the Company's performance-based annual cash incentive compensation program. Members of management who provide this support include Kathryn Bufano; Paul A. Cortese, Senior Vice President—Compensation, Benefits and HRIS; Denise M. Domian, Senior Vice President—Human Resources; J. Gregory Yawman, Vice President—General Counsel and Secretary (through March 2017); and Nathaniel W. Adams, Vice President—General Counsel and Secretary (since March 2017) each of whom generally attends meetings of the HRCC. Each of them is excused from a meeting during deliberation and approval of matters regarding his or her compensation and from regularly scheduled HRCC executive sessions.

Benchmarking

        The Company competes against a wide range of companies in retaining and attracting executive personnel. Each year, the Company compares salary, annual incentive compensation and long-term equity incentive values for its executive officers against various retail companies.

        For its comparative analysis, the Company used compensation data from the Hay Associates 2016 Retail Corporate Compensation Report (the "Hay Survey"). From the survey participants, the Company identified a subgroup of 33 retail companies with median sales of $3.0 billion (the "Hay Subgroup"). These companies were selected due to their similarity in size and scope to the Company and were considered representative of the market from which the Company would recruit executive talent. The composition of this group changes slightly each year based on participation in the Hay Survey. The companies in the 2016 Hay Subgroup are:

Abercrombie & Fitch Co.	L.L Bean, Inc.
Ascena Retail Group	Macy's Inc.—Bloomingdale's
Belk, Inc.	Michaels Stores, Inc.
Caleres Inc.	Neiman Marcus, Inc.
Burlington Coat Factory Direct Co.	Payless Holdings
Carter's, Inc.	Pier 1 Imports, Inc.
Chico's FAS, Inc.	Ralph Lauren—Polo
DSW, Inc.	SAKS Inc.
Express, Inc.	Sally Beauty Holdings, Inc.
The Finish Line, Inc.	Shopko Stores Operating Co., LLC
Fossil, Inc.	Stage Stores, Inc.
The Gap, Inc.—Old Navy	Tiffany & Co.
Hudson's Bay Company—Lord & Taylor	The TJX Companies—Home Goods
IKEA Services AB	Ulta Salon Cosmetics & Fragrance, Inc.
J. Crew Group, Inc.	Urban Outfitters
Limited Brands, Inc.—Bath and Body	Williams-Sonoma, Inc.
Limited Brands, Inc.—Victoria's Secrets

        During 2016, the HRCC targeted total compensation at approximately the 50th percentile of the Hay Subgroup. However, the HRCC may decide to provide compensation for selected positions that exceeds or falls below targeted compensation levels depending on the circumstances, including the Company's needs, market factors, the executive's experience, the contribution of the executive to the Company, and in the HRCC's view, the impact the executive may have on the Company as a whole.

Components of Named Executive Officer Compensation

        The principal components of compensation for the Named Executive Officers are base salary, performance-based annual cash incentive compensation, long-term equity incentive compensation, perquisites and retirement and other benefits. The Company's compensation program for the Named Executive Officers is structured with an increasing emphasis on long-term equity incentive compensation to better align the interests of the key executives with the interests of shareholders in long-term growth. The HRCC does not have a pre-established policy for allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, it evaluates the actual mix against market data and attempts to provide each Named Executive Officer with a balanced compensation package that addresses retention and competitive requirements.

        The following table shows the components of Named Executive Officer compensation:

Component	Purpose	Characteristics
Base Salary	Compensate Named Executive Officers for performing their roles and assuming their levels of executive responsibility. Intended to provide a competitive level of compensation, it is a necessary component in recruiting and retaining executives.	Fixed component. Annually reviewed by the HRCC and adjusted as appropriate.
Performance-based Annual Cash Incentive Compensation

Promote improvement of the Company's financial performance. Intended to drive performance in a particular year, complementing long-term Company goals and initiatives while not encouraging unreasonable risk.

Cash bonus opportunity based on the achievement of certain goals, which may be individual performance goals, Company performance goals or a combination of the two. Where applicable, goals are typically established annually and bonus amounts awarded will vary based on performance.

Long-Term Equity Incentive Compensation

Promote the achievement of the Company's long-term financial goals and stock price performance. Align Named Executive Officers and shareholder interests, promote Named Executive Officers' retention and reward Named Executive Officers for superior Company performance over time.

Reviewed annually and granted, if appropriate, by the HRCC in the form of both performance-based and time-based restricted stock awards. Amounts actually earned by each Named Executive Officer will vary and will depend on stock price.

Perquisites and Other Benefits

Provide health and welfare benefits as available to all employees. Additional perquisites and benefits are designed to attract, retain and reward Named Executive Officers by providing an overall benefit package similar to those provided by comparable companies.

Health and welfare benefits are a fixed component that may vary based on employee elections. Perquisites and other benefits are generally limited and may vary from year to year.
Retirement Benefits	Provide basic retirement benefits as available to all Company associates.	Named Executive Officers receive employer matching and retirement contributions in years in which discretionary contributions are allocated to all participating associates' retirement plan accounts.

        The HRCC has reviewed a summary, or "tally sheet," with all components of compensation of the Named Executive Officers, including base salary, performance-based cash and equity incentive compensation, time-based equity incentive compensation, accumulated realized and unrealized equity values, and the dollar value to the executive and cost to the Company of all perquisites and other benefits and obligations under the Company's retirement plans. The HRCC did not use the tally sheet in making individual pay decisions, but rather reviewed it to ensure the total package met the needs of both the Company and the executives. The HRCC believes the level of compensation of the Company's Named Executive Officers reflects the Company's performance and total compensation to each of the Named Executive Officers is appropriate.

Base Salary

        The base salaries of the Company's Named Executive Officers (with the exception of Mr. Grumbacher) are determined by evaluating their roles and responsibilities and compensation data compared with the Hay Subgroup. The base salary of each Named Executive Officer is reviewed annually. If appropriate, the Chief Executive Officer recommends salary increases for each of the Named Executive Officers other than herself. The HRCC's decision to increase base salary for any Named Executive Officer is based on the Company's compensation philosophy and takes into specific account the level of responsibility of the Named Executive Officer, the Company's performance, the Named Executive Officer's individual performance and the Named Executive Officer's compensation compared to similarly situated executives in the Hay Subgroup.

        The minimum base salary for Ms. Bufano was established in an employment agreement approved by the HRCC and the Board at the recommendation of the HRCC. The minimum base salaries for Mr. Tracy and Ms. Walsh were each established in an offer letter approved by the HRCC. These minimum base salaries were based on a variety of factors, including market data from the Hay Subgroup and an evaluation of each person's capacity to affect the Company's performance.

Performance-Based Annual Cash Incentive Compensation

        The Company has an annual incentive Cash Bonus Plan in which the Named Executive Officers, with the exception of Mr. Grumbacher, participate. The payout of any cash bonus under the plan is dependent on achieving pre-determined Company performance goals that are pre-approved by the HRCC.

        Under the 2016 Cash Bonus Plan, the HRCC set the following levels of adjusted EBITDA and net sales as financial goals for the Named Executive Officers (with 70% weighting on adjusted EBITDA and 30% weighting on net sales):

Goal	Threshold	Target	Maximum
Adjusted EBITDA(1)	$165.0 million	$179.0 million	$195.0 million
Net sales	$2.759 billion	$2.861 billion	$2.956 billion

(1)
Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt.

        The Cash Bonus Plan financial metrics were selected for their focus on maximizing growth and operating income. The adjusted EBITDA metric is an effective measurement of how well the Company's business objectives and strategies are being executed in its goal to maximize operating income. Net sales is a measure of growth, achievement of which provides opportunities for the realization of various other financial measures, including adjusted EBITDA. The heavier weighting for the adjusted EBITDA objective reflects the Company's focus on profitable growth. These performance levels are designed to be challenging yet achievable.

        The HRCC reviewed and established "threshold," "target" and "maximum" payout potentials under the Cash Bonus Plan for each Named Executive Officer who participates in the Cash Bonus Plan, as shown below for 2016 (as a percentage of base salary):

Name	Payout at Threshold	Payout at Target	Payout at Maximum
Kathryn Bufano	25%	100%	200%
Stephen R. Byers	12.5%	50%	100%
William X. Tracy	18.75%	75%	150%
Nancy A. Walsh	18.75%	75%	150%

        The adjusted EBITDA and net sales thresholds were not achieved in 2016 and consequently no bonus compensation was paid to the Named Executive Officers.

        As noted above for the Cash Bonus Plan, a threshold level of performance is set for each measure. Performance must be at or above the threshold to receive any payment for that measure. In addition, payment of a bonus under the Cash Bonus Plan at or above the level of two times the threshold percentage is dependent upon the Company's achievement of at least a specified level of net income (for 2016, a positive net income). If this level of net income is not achieved, participants would not be eligible for a bonus payout at or above two times the threshold percentage.

        In addition to bonuses that may be awarded under the Cash Bonus Plan, a cash bonus may be awarded at the discretion of the HRCC for extraordinary individual achievement or for other reasons, such as a signing bonus upon joining the Company. In 2016, Mr. Tracy received a signing cash bonus of $115,000 and Ms. Walsh received a signing cash bonus of $100,000, as specified under the terms of their employment agreements. No bonuses were awarded to any of the other Named Executive Officers in 2016.

Long-Term Equity Incentive Compensation

        Another component of Named Executive Officer compensation is long-term incentive compensation in the form of time-based and performance-based restricted stock. Equity awards are made at the discretion of the HRCC but generally are made within the first quarter of each fiscal year. Grants (other than to the Chief Executive Officer) are made on the recommendation of the Chief Executive Officer, primarily to reward significant individual achievement and to motivate and retain key talent. The proportion of long-term equity incentive compensation in relation to base salary is a function of the Named Executive Officer's level of responsibility and capacity to enhance shareholder value.

        The HRCC has decided that grants made to the Chief Executive Officer and Named Executive Officers should be directly aligned with the short- and long-term performance of the Company. In addition, the Chief Executive Officer and the other Named Executive Officers are awarded restricted stock as a retention tool. In light of his significant stock ownership, stock awards are not made to Mr. Grumbacher.

        In 2016, the HRCC approved equity awards to the Named Executive Officers, except for the Chief Executive Officer, made up of:

  •
  50% performance-based restricted shares; and

  •
  50% time-based restricted shares.

        For the Chief Executive Officer, the weighting was intentionally set heavier on performance-based shares at 56% and time-based shares at 44%.

        No stock options were granted to the Named Executive Officers in 2016.

        The time-based restricted shares which were granted to the Named Executive Officers in 2014-2016 and which were outstanding at January 28, 2017, are shown below. These shares generally cliff-vest at the third anniversary of the grant (unless other vesting date is noted).

Name	Grant Date		Shares Granted (#)	Vest Date
Kathryn Bufano	8/25/14	(1)	87,500	8/25/17
	4/15/15		175,000	4/15/18
	4/15/16		115,000	4/15/19
Stephen R. Byers	4/15/14		22,500	4/15/17
	4/15/15		22,500	4/15/18
	4/15/16		10,800	4/15/19
William X. Tracy	7/27/15	(2)	120,000	7/27/18
	4/15/16		17,200	4/15/19
Nancy A. Walsh	11/9/15	(3)	175,000	11/9/18
	4/15/16		17,200	4/15/19

(1)
Granted pursuant to an employment agreement with Ms. Bufano effective as of August 25, 2014.

(2)
Granted pursuant to an employment agreement with Mr. Tracy effective as of July 27, 2015.

(3)
Granted pursuant to an employment agreement with Ms. Walsh effective as of November 9, 2015.

        The performance-based restricted shares vest in three years (unless other vesting date is noted) based on achievement of cumulative EBITDA targets established by the HRCC. Cumulative EBITDA was chosen as a performance goal because it is a measure of the Company's operating performance and relates strongly to shareholder return. The performance-based restricted shares granted to the Named Executive Officers in 2014-2016, which either were unvested as of January 28, 2017 or were forfeited during 2016, are shown below:

Name	Grant Date		Shares Granted (#)	Years for Which Performance Goals Must Be Achieved	Forfeited Shares (#)(1)
Kathryn Bufano	8/25/14	(2)	50,000	2016	50,000
	4/15/15		225,000	2015 - 2017	n/a
	4/15/16		145,000	2016 - 2018	n/a
Stephen R. Byers	4/15/14		15,000	2014 - 2016	15,000
	4/15/15		22,500	2015 - 2017	n/a
	4/15/16		10,800	2016 - 2018	n/a
William X. Tracy	4/15/16		17,200	2016 - 2018	n/a
Nancy A. Walsh	4/15/16		17,200	2016 - 2018	n/a

(1)
Indicates shares which were forfeited because the performance goals for the specified years were not attained.

(2)
Granted pursuant to an employment agreement with Ms. Bufano effective as of August 25, 2014.

        On three-year performance-based restricted share grants, the Named Executive Officers have the opportunity to earn shares above the target number of shares shown in the previous table. To receive restricted shares above target for these grants, the TSR for the three-year period must be positive. The shares above target for the three-year performance-based restricted shares granted in 2014 - 2016, which either were unvested as of January 28, 2017 or were forfeited during 2016, are shown below:

Name	Grant Date	Shares Granted Above Target (#)	Three-year Period For Which Performance Goals Must Be Achieved	Forfeited Shares (#)(1)
Kathryn Bufano	4/15/15	112,500	2015 - 2017	n/a
	4/15/16	72,500	2016 - 2018	n/a
Stephen R. Byers	4/15/14	7,500	2014 - 2016	7,500
	4/15/15	11,250	2015 - 2017	n/a
	4/15/16	5,400	2016 - 2018	n/a
William X. Tracy	4/15/16	8,600	2016 - 2018	n/a
Nancy A. Walsh	4/15/16	8,600	2016 - 2018	n/a

(1)
Indicates shares which were forfeited because the performance goals for the specified years were not attained.

        Awards of performance-based restricted stock reflect the HRCC's objectives to link an increasing portion of compensation to Company performance and to align the interests of key executives with those of shareholders.

        The aforementioned awards are reflected in the "Grants of Plan-Based Awards" table on page 42.

Perquisites and Other Benefits

        The Company provides the Named Executive Officers with perquisites and other benefits that the Company and the HRCC believe are reasonable and consistent with the Company's objective to motivate and retain superior executives for key positions. The HRCC periodically reviews the levels of perquisites and other benefits provided to Named Executive Officers. Perquisites primarily consist of reimbursement of relocation/commuting expenses and life insurance premiums. Perquisites traditionally have not constituted significant portions of an executive's compensation.

        The Named Executive Officers also participate in benefit programs available to employees generally, such as health and dental insurance, life insurance and long-term disability insurance.

Retirement Benefits

        The Named Executive Officers participate in The Bon-Ton Stores, Inc. Retirement Contribution Plan, a tax-qualified defined-contribution plan. Under this plan, employees are able to contribute a portion of their annual salaries on a pre-tax basis and the Company may make discretionary retirement contributions to each eligible employee's account. Company matching contributions may consist of two parts: a match based on an employee's years of service and a profit sharing match. Company retirement contribution amounts are included in the Summary Compensation Table on page 40.

Employment Agreement and Payments Upon Termination or Change in Control

        As discussed more fully below, the Company entered into an employment agreement with Kathryn Bufano. The decision to enter into an employment agreement and the terms of the agreement was based on the Company's need to motivate and retain talent for the long-term growth of the Company. Mr. Tracy and Ms. Walsh each entered into an offer letter with the Company setting out the components of their compensation but not providing for a specified term. Beginning in 2013, the Company determined that, except with respect to the chief executive officer, it no longer intends to enter into employment agreements with executives but would establish an Executive Severance Pay Plan (the "Severance Plan") that provides prescribed benefits to participating executives upon termination of employment without cause or resignation for good reason. In order to participate in the Severance Plan, an executive must execute and deliver to the Company a confidentiality, non-competition and non-solicitation agreement. Ms. Walsh, Mr. Tracy and Mr. Byers are participants in the Severance Plan.

        Effective August 25, 2014, the Company elected Ms. Bufano as its President and Chief Executive Officer, and the Company determined that it would be in its interest to enter into an employment agreement to provide for an initial term of employment of three years in order to retain Ms. Bufano as its President and Chief Executive Officer.

        Information on these arrangements for the Named Executive Officers is provided under the heading "Potential Payments Upon Termination or Change in Control" on page 49.

Recoupment of Incentive-Based Compensation

        In order to further align management's interests with those of shareholders and to support the Company's governance practices, the Board adopted a recoupment policy applicable to annual cash incentive awards, performance-based restricted shares and other performance-based compensation received by executive officers of the Company. The policy provides that if, as a result of a restatement of the Company's financial statements, an executive officer received more incentive compensation than the executive officer would have received absent the incorrect financial statements, the Company shall recover said excess compensation (defined as the excess of (i) the actual amount of cash-based or equity-based incentive compensation received by the executive officer over (ii) the compensation that would have been received based on the restated financial results during the three-year period preceding the date on which the Company is required to prepare such restatement). Compensation subject to recoupment will include equity or contingent income exercised, earned or distributed during the periods, not to exceed three years, which required restatement of financial statements.

Prohibition on Derivative Trading, Hedging and Short Selling

        The Company prohibits derivative transactions and selling short in the Company's securities by officers, directors and their families. Specifically, they may not, at any time:

  •
  trade in any puts, calls, covered calls or other derivative products involving Company securities;

  •
  engage in any hedging transactions with respect to Company securities; or

  •
  engage in short sales of the Company's securities.

Tax Deductibility of Executive Compensation

        Internal Revenue Code Section 162(m) limits the deductibility by the Company for tax purposes of compensation in excess of $1,000,000 paid to the Chief Executive Officer and certain executive officers unless specified criteria are satisfied. The HRCC reviews and considers the deductibility of executive compensation under Section 162(m), and has generally designed the Company's compensation program in a manner that permits compensation to be deductible. However, grants of restricted stock, when and if those grants vest for tax purposes, may create compensation for the grantee that is subject to the limitations on deductibility under Section 162(m). The HRCC may award non-deductible compensation when it believes such action would be in the best interests of the Company.

Report of the Human Resources and Compensation Committee

        The HRCC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management and, based on such review and discussion, the HRCC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Human Resources and Compensation Committee:

Todd C. McCarty, Chair
Daniel T. Motulsky
Jeffrey B. Sherman
Paul E. Rigby

 Risk Considerations in our Compensation Policies

        Company management performs an annual risk assessment of the Company's compensation policies and plans. This risk assessment process includes a review of plan design and performance measures. Incentive compensation targets are reviewed annually and adjusted as necessary to align with the individual goals for executive officers. The HRCC reviews the risk assessment annually.

        The HRCC has determined that the Company's compensation program does not encourage excessive and unnecessary risk-taking and that the Company's compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Company designs the individual components of its compensation program to encourage appropriate risk-taking to maximize long-term business potential, while avoiding undue risk. This design encourages the Company's managers to remain focused on both the short- and long-term operational and financial goals of the Company. The following factors mitigate risk with respect to compensation programs: approval of executive compensation by a committee solely comprised of independent directors, performance-based short- and long-term incentive awards that are closely aligned with shareholder interests, caps on incentive payments, use of multiple financial goals including both top- and bottom-line measures, stock ownership guidelines and an incentive recoupment policy (described on page 37).

 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Kathryn Bufano	2016	900,000	—	251,850	(8)	—	—	—	9,569	1,161,419
President and Chief Executive	2015	900,000	250,000	1,281,000	(9)	—	—	—	29,410	2,460,410
Officer	2014	380,769	350,000	1,858,500	(10)	—	—	—	47,888	2,637,157
Stephen R. Byers,	2016	485,000	—	23,652	(11)	—	—	—	5,157	513,809
Executive Vice President—Stores,	2015	485,000	—	164,700	(12)	—	—	—	5,157	654,857
Visual and Loss Prevention	2014	485,000	—	474,300	(13)	—	—	—	6,873	966,173
Tim Grumbacher,	2016	650,000	—	—		—	—	—	58,088	708,088
Strategic Initiatives Officer	2015	650,000	—	—		—	—	—	55,537	705,537
	2014	650,000	—	—		—	—	—	63,921	713,921
William X. Tracy,	2016	650,000	115,000	37,668	(14)	—	—	—	52,910	855,578
Chief Operating Officer	2015	325,000	115,000	570,000	(15)	—	—	—	22,390	1,032,390
	2014	—	—	—		—	—	—	—	—
Nancy A. Walsh,	2016	500,000	100,000	37,668	(16)	—	—	—	92,722	730,390
Executive Vice President—Chief	2015	105,769	100,000	537,250	(17)	—	—	—	21,776	764,795
Financial Officer	2014	—	—	—		—	—	—	—	—

(1)
Actual base salary payments made in 2016, 2015 and 2014.

(2)
"Bonus" refers to non-performance-based guaranteed cash payments. Pursuant to her employment agreement, Ms. Bufano received a signing bonus in 2015 and 2014. Pursuant to their employment agreements, Mr. Tracy and Ms. Walsh received signing bonuses in 2015 and 2016. There were no performance-based cash incentives (as reflected under the column labeled "Non-Equity Incentive Plan Compensation.")

(3)
The amounts reported in this column reflect the aggregate grant date fair value of restricted stock share awards computed in accordance with ASC 718 for restricted stock granted in 2016, 2015 and 2014 to each Named Executive Officer. The calculation of these amounts disregards any estimate of forfeitures related to time-based vesting conditions. The amounts do not reflect compensation actually received by the Named Executive Officers. Assumptions used in the calculation of these amounts are included in Note 15 to our audited financial statements included in our Form 10-K filed with the SEC on April 12, 2017.

(4)
The amounts reported in this column would reflect the aggregate grant date fair value of option awards computed in accordance with ASC 718 for stock options granted in 2016, 2015 and 2014 to each Named Executive Officer. No stock options were granted in these years.

(5)
The amounts reported in this column would reflect the annual performance-based bonus awards to the Named Executive Officers under the Company's Cash Bonus Plan, which is discussed on page 33 of the Compensation Discussion and Analysis under the heading "Performance-Based Annual Cash Incentive Compensation." No performance-based bonuses were awarded to Named Executive Officers in these years.

(6)
The Company has no defined benefit or actuarial pension plans in which the Named Executive Officers participate. The Company does not provide above-market or preferential earnings on nonqualified deferred compensation. Accordingly, all earnings in the nonqualified deferred compensation plan are omitted from the table.

(7)
The compensation reflected in the "All Other Compensation" column for each of the Named Executive Officers for 2016 includes the following:

Name	Automobile Usage ($)	Insurance Consultation Expenses ($)	Tax Gross- Up of Certain Perquisites ($)	Life Insurance Premiums ($)	Imputed Benefit of Storage Space ($)	Relocation/ Commuting Expenses ($)	COBRA ($)	Total ($)
Kathryn Bufano	—	—	—	9,569	—	—	—	9,569
Stephen R. Byers	—	—	—	5,157	—	—	—	5,157
Tim Grumbacher	3,453	10,400	8,891	29,617	5,727	—	—	58,088
William X. Tracy	—	—	—	6,911	—	45,999	—	52,910
Nancy A. Walsh	—	—	11,800	2,106	—	78,433	383	92,722
(8)
The grant date fair value of 2016 time-based restricted stock awarded to Ms. Bufano was $251,850. The grant date fair value of 2016 performance-based restricted stock awarded to Ms. Bufano was zero, computed based upon an assessment, as of the grant date, that it was probable that zero percent of the performance target would be met for the 2016 year. Based upon 2016 performance, the actual grant date fair value to Ms. Bufano for 2016 performance-based restricted stock was zero. The grant date fair value of performance-based restricted stock awarded to Ms. Bufano in 2016 based on achievement of Company performance goals for the cumulative three-year period of 2016, 2017 and 2018 was zero, computed based upon an assessment, as of the grant date, that it was probable that zero percent of the performance target would be met for the cumulative three-year period. For Ms. Bufano to receive restricted shares above target, the TSR for the three-year period must be positive.

(9)
The grant date fair value of 2015 time-based restricted stock awarded to Ms. Bufano was $1,281,000. The grant date fair value of 2015 performance-based restricted stock awarded to Ms. Bufano was zero, computed based upon an assessment, as of the grant date, that it was probable that zero percent of the performance target would be met for the 2015 year. Based upon 2015 performance, the actual grant date fair value to Ms. Bufano for 2015 performance-based restricted stock was zero. The grant date fair value of performance-based restricted stock awarded to Ms. Bufano in 2015 based on achievement of Company performance goals for the cumulative three-year period of 2015, 2016 and 2017 was zero, computed based upon an assessment, as of the grant date, that it was probable that zero percent of the performance target would be met for the cumulative three-year period. For Ms. Bufano to receive restricted shares above target, the TSR for the three-year period must be positive.

(10)
The grant date fair value of 2014 time-based restricted stock awarded to Ms. Bufano was $1,858,500. The grant date fair value of 2014 performance-based restricted stock awarded to Ms. Bufano was zero, computed based upon an assessment, as of the grant date, that it was probable that zero percent of the performance target would be met for the 2014 year. Based upon 2014 performance, the actual grant date fair value to Ms. Bufano for 2014 performance-based restricted stock was zero. An additional 100,000 performance-based restricted shares were awarded to Ms. Bufano in 2014 but were excluded from the 2014 compensation in the Summary Compensation table as the two awards, each consisting of 50,000 shares, are contingent upon, respectively, 2015 performance for which criteria was not established by the HRCC until March 2015 and 2016 performance for which criteria was not established until March 2016.

(11)
The grant date fair value of 2016 time-based restricted stock awarded to Mr. Byers was $23,652. The grant date fair value of performance-based restricted stock awarded to Mr. Byers in 2016 based on achievement of Company performance goals for the cumulative three-year period of 2016, 2017 and 2018 was zero, computed based upon an assessment, as of the grant date, that it was probable that zero percent of the performance target would be met for the cumulative three-year period. For Mr. Byers to receive restricted shares above target, the TSR for the three-year period must be positive.

(12)
The grant date fair value of 2015 time-based restricted stock awarded to Mr. Byers was $164,700. The grant date fair value of performance-based restricted stock awarded to Mr. Byers in 2015 based on achievement of Company performance goals for the cumulative three-year period of 2015, 2016 and 2017 was zero, computed based upon an assessment, as of the grant date, that it was probable that zero percent of the performance target would be met for the cumulative three-year period. For Mr. Byers to receive restricted shares above target, the TSR for the three-year period must be positive.

(13)
The grant date fair value of 2014 time-based restricted stock awarded to Mr. Byers was $242,325. The grant date fair value of 2014 performance-based restricted stock awarded to Mr. Byers was $79,275, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the 2014 year. Based upon 2014 performance, the actual grant date fair value to Mr. Byers for 2014 performance-based restricted stock was zero. The grant date fair value of performance-based restricted stock awarded to Mr. Byers in 2014 based on achievement of Company performance goals for the cumulative three-year period of 2014, 2015 and 2016, assuming the target number of shares is earned, was $152,700, computed based upon an assessment, as of the grant date, that it was probable that 100% of the performance target would be met for the cumulative three-year period. Based upon the 2014, 2015 and 2016 performance, the actual grant date fair value to Mr. Byers for the three year performance based restricted stock was zero. For Mr. Byers to receive restricted shares above target, the TSR for the three-year period must be positive.

(14)
The grant date fair value of 2016 time-based restricted stock awarded to Mr. Tracy was $37,668. The grant date fair value of performance-based restricted stock awarded to Mr. Tracy in 2016 based on achievement of Company performance goals for the cumulative three-year period of 2016, 2017 and 2018 was zero, computed based upon an assessment, as of the grant date, that it was probable that zero percent of the performance target would be met for the cumulative three-year period. For Mr. Tracy to receive restricted shares above target, the TSR for the three-year period must be positive.

(15)
The grant date fair value of 2015 time-based restricted stock awarded to Mr. Tracy was $570,000.

(16)
The grant date fair value of 2016 time-based restricted stock awarded to Ms. Walsh was $37,668. The grant date fair value of performance-based restricted stock awarded to Ms. Walsh in 2016 based on achievement of Company performance goals for the cumulative three-year period of 2016, 2017 and 2018 was zero, computed based upon an assessment, as of the grant date, that it was probable that zero percent of the performance target would be met for the cumulative three-year period. For Ms. Walsh to receive restricted shares above target, the TSR for the three-year period must be positive.

(17)
The grant date fair value of 2015 time-based restricted stock awarded to Ms. Walsh was $537,250.

 Grants of Plan-Based Awards

        The table below provides information regarding the Cash Bonus Plan and awards of time-based and performance-based restricted stock ("RS") made during 2016 to the Named Executive Officers under the Company's Stock Incentive Plan.

									All Other Stock Awards; Number of Shares of Stock or Units (#)(3)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)
		Grant Date for Equity- Based Awards								Grant Date Fair Value of Stock Awards ($)(4)
Name	Award Type		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kathryn Bufano	Cash Bonus Plan	n/a	225,000	900,000	1,800,000	—	—	—	—	—
	Performance RS(5)	8/25/14	—	—	—	25,000	50,000	—	—	—
	Performance RS—3-yr.(6)	4/15/16	—	—	—	36,250	145,000	217,500	—	—
	Time-based RS	4/15/16	—	—	—	—		—	115,000	251,850
Stephen R. Byers	Cash Bonus Plan	n/a	60,625	242,500	485,000	—	—	—	—	—
	Performance RS—3-yr.(6)	4/15/16	—	—	—	2,700	10,800	16,200	—	—
	Time-based RS	4/15/16	—	—	—	—	—	—	10,800	23,652
William X. Tracy	Cash Bonus Plan	n/a	121,875	487,500	975,000	—	—	—	—	—
	Performance RS—3-yr.(6)	4/15/16	—	—	—	4,300	17,200	25,800	—	—
	Time-based RS	4/15/16	—	—	—	—	—	—	17,200	37,668
Nancy A. Walsh	Cash Bonus Plan	n/a	93,750	375,000	750,000	—	—	—	—	—
	Performance RS—3-yr.(6)	4/15/16	—	—	—	4,300	17,200	25,800	—	—
	Time-based RS	4/15/16	—	—	—	—	—	—	17,200	37,668

(1)
Represents the range of cash payouts targeted for 2016 performance under the Cash Bonus Plan described in the Compensation Discussion and Analysis on page 33 under the heading "Performance-Based Annual Cash Incentive Compensation." The amounts shown in the "Threshold" column reflect the minimum payout opportunity if threshold performance was achieved. As the adjusted EBITDA and net sales thresholds were not met, there was no payout under the Cash Bonus Plan.

(2)
Represents the range of performance-based restricted share payouts subject to vesting based on achievement of Company performance goals established by the HRCC. Information regarding the vesting schedules of these awards is included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End on page 43. Dividends are not paid on performance-based restricted shares until such shares are vested. Performance-based restricted shares will vest on an accelerated basis upon the executive's termination of employment under certain circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards is included under the heading "Potential Payments Upon Termination or Change in Control" on page 49.

(3)
Represents awards of restricted shares made under the Stock Incentive Plan. Information regarding the vesting schedules of these awards is included in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table on page 43. Dividends are generally paid on unvested restricted shares when dividends are paid on Company common stock. Restricted shares will vest on an accelerated basis upon the executive's termination of employment under certain circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards is included under the heading "Potential Payments Upon Termination or Change in Control" on page 49.

(4)
Represents the grant date fair value of each equity award computed in accordance with ASC 718. The dollar value of restricted shares shown represents the grant date fair value calculated as the fair market value of our common stock on the respective grant dates. The fair market value of time-based restricted shares reflects anticipated payment of dividends during the vesting period, while the fair market value of performance-based restricted shares is adjusted to reflect no such payments and, where applicable, consideration of TSR criteria. The dollar value of performance-based restricted shares awarded is computed based upon an assessment, as of the grant date, that it was probable that zero percent of the performance targets would be met for each respective award.

(5)
Represents the award of performance-based restricted shares granted to Ms. Bufano for which performance goals were established by the HRCC on March 18, 2016. These performance-based restricted shares are earned based on the achievement of goals for 2016. As performance thresholds with respect to 2016 performance were not met, none of the target performance-based restricted shares were actually earned. Reference footnote 8 to the Summary Compensation table.

(6)
Represents the award of performance-based restricted shares which are subject to vesting based on achievement of performance goals established for 2016, 2017 and 2018 on an aggregate basis for the three-year period. The selected performance metrics were established by the HRCC on March 18, 2016. For the Named Executive Officer to receive restricted shares above target, the TSR for the three-year period must be positive.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kathryn Bufano	—	—	—	—	—	87,500	(2)	111,125	—		—
	—	—	—	—	—	175,000	(3)	222,250	—		—
	—	—	—	—	—	115,000	(4)	146,050	—		—
	—	—	—	—	—	—		—	225,000	(5)	285,750
	—	—	—	—	—	—		—	112,500	(6)	142,875
	—	—	—	—	—	—		—	145,000	(7)	184,150
	—	—	—	—	—	—		—	72,500	(8)	92,075
Stephen R. Byers	—	—	—	—	—	22,500	(9)	28,575	—		—
	—	—	—	—	—	22,500	(3)	28,575	—		—
	—	—	—	—	—	10,800	(4)	13,716	—		—
	—	—	—	—	—	—		—	22,500	(5)	28,575
	—	—	—	—	—	—		—	11,250	(6)	14,288
	—	—	—	—	—	—		—	10,800	(7)	13,716
	—	—	—	—	—	—		—	5,400	(8)	6,858
William X. Tracy	—	—	—	—	—	120,000	(10)	152,400	—		—
	—	—	—	—	—	17,200	(4)	21,844	—		—
	—	—	—	—	—	—		—	17,200	(7)	21,844
	—	—	—	—	—	—		—	8,600	(8)	10,922
Nancy A. Walsh	—	—	—	—	—	175,000	(11)	222,250	—		—
	—	—	—	—	—	17,200	(4)	21,844	—		—
	—	—	—	—	—	—		—	17,200	(7)	21,844
	—	—	—	—	—	—		—	8,600	(8)	10,922

(1)
Market values reflect the closing price of the Company's common stock on the NASDAQ Stock Market on January 27, 2017 (the last business day of the fiscal year), which was $1.27 per share.

(2)
Restricted shares vest 100% on August 25, 2017.

(3)
Restricted shares vest 100% on April 15, 2018.

(4)
Restricted shares vest 100% on April 15, 2019.

(5)
Performance-based restricted shares vest based on performance criteria established by the HRCC for 2015, 2016 and 2017 on an aggregate basis for the three-year period.

(6)
Performance-based restricted shares vest based on performance criteria established by the HRCC for 2015, 2016 and 2017 on an aggregate basis for the three-year period with the additional performance requirement that the TSR for the three-year period be positive.

(7)
Performance-based restricted shares vest based on performance criteria established by the HRCC for 2016, 2017 and 2018 on an aggregate basis for the three-year period.

(8)
Performance-based restricted shares vest based on performance criteria established by the HRCC for 2016, 2017 and 2018 on an aggregate basis for the three-year period with the additional performance requirement that the TSR for the three-year period be positive.

(9)
Restricted shares vest 100% on April 15, 2017.

(10)
Restricted shares vest 100% on July 27, 2018.

(11)
Restricted shares vest 100% on November 9, 2018.

 Option Exercises and Stock Vested During 2016

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kathryn Bufano	—	—	87,500	144,375
Stephen R. Byers	—	—	15,000	32,850

(1)
Value reflects the closing price of the Company's common stock on the NASDAQ Stock Market on the respective vesting date of the restricted stock awards.

Summary of Employment Agreements with
Named Executive Officers

Kathryn Bufano, President and Chief Executive Officer

        The Company and Ms. Bufano entered into an employment agreement (the "Bufano Employment Agreement") dated July 28, 2014 and effective as of August 25, 2014 (the "effective date"). The Bufano Employment Agreement will terminate on the third anniversary of the effective date, unless sooner terminated in accordance with the terms of the Bufano Employment Agreement.

        Ms. Bufano's initial base salary under the Bufano Employment Agreement is $900,000 per year. The base salary is subject to review during the term of the Bufano Employment Agreement and may be increased, but not decreased, at the discretion of the Board.

        The Bufano Employment Agreement provided that Ms. Bufano would be paid a signing bonus of $350,000 within thirty days following the effective date and an additional $250,000 in or about March 2015, so long as Ms. Bufano was employed by the Company at such time. Ms. Bufano subsequently received both signing bonuses.

        The Bufano Employment Agreement provided that Ms. Bufano is eligible for a bonus under the Cash Bonus Plan under the following parameters: a target bonus of 100% of base salary, a threshold bonus of 50% of base salary, and a maximum bonus of 200% of base salary. The performance measures to be utilized and the weighting of these performance measures will be determined by the HRCC in accordance with the terms of the Cash Bonus Plan. With respect to 2016, the Bufano Employment Agreement provided that Ms. Bufano was eligible for a cash bonus. As the Cash Bonus Plan adjusted EBITDA and net sales thresholds were not achieved in 2016, Ms. Bufano did not receive any cash bonus, as is further detailed under "Performance-Based Annual Cash Incentive Compensation" beginning on page 33.

        The Bufano Employment Agreement provides that Ms. Bufano receive a grant of 175,000 restricted shares of the Company's common stock. Such restricted shares shall vest 50% on the second anniversary of the effective date and 50% on the third anniversary of the effective date. On August 25, 2016, the second anniversary of the effective date, 87,500 restricted shares vested. The remaining 87,500 restricted shares are scheduled to vest on August 25, 2017. In addition, Ms. Bufano received, as performance-based compensation, a grant of 175,000 restricted shares of the Company's common stock, 75,000 of which were subject to vesting based on achievement of Company performance goals for 2014, and 50,000 of which are subject to vesting based on achievement of Company performance goals for each of 2015 and 2016. As the performance goals for 2014, 2015 and 2016 were not attained, the restricted stock awards were forfeited.

        The Bufano Employment Agreement provides that Ms. Bufano is eligible to receive additional equity-based compensation as determined by the Board or the HRCC in line with past practices of making equity awards to the president and chief executive officer.

        The Company agreed to reimburse Ms. Bufano for all expenses related to Ms. Bufano's relocation to Milwaukee, Wisconsin, in accordance with the Company's policy on relocation of senior executives, including additional amounts for the payment of related federal and state taxes. Ms. Bufano is eligible to participate in the Company's health plans and other plans and programs generally available to the Company's employees and executives.

        In the event of discharge without "Cause" or resignation for "Good Reason" (as such terms are defined in the Bufano Employment Agreement) during the term of the Bufano Employment Agreement, Ms. Bufano will be entitled to receive (1) severance pay equal to the greater of her base salary for the remaining contract term or 150% of her base salary, (2) an amount equal to 18 times the monthly COBRA payment applicable to her as of the termination date, and (3) an amount equal to the annual bonus Ms. Bufano would have received with respect to the fiscal year of termination, prorated based on the number of days employed by the Company during that year. The severance payment will be payable 50% in a lump sum as of the six-month anniversary of Ms. Bufano's termination of employment and 50% in a lump sum as of the one-year anniversary of Ms. Bufano's termination of employment. The severance payment is contingent on Ms. Bufano signing and not timely revoking a general release of claims. In addition, in the event of discharge without Cause or resignation for Good Reason, any unvested time-based restricted stock issued pursuant to the Restricted Stock Agreements will automatically vest in full, and any unvested performance-based restricted stock issued pursuant to the Restricted Stock Agreements will remain outstanding through the applicable performance period (without regard to any continued employment requirement) and shall vest to the extent that the performance measures are attained; any other unvested restricted stock will be forfeited.

        If following a "Change in Control" (as such term is defined in the Bufano Employment Agreement) Ms. Bufano is discharged without Cause or resigns for Good Reason within one year following the consummation of the Change in Control, Ms. Bufano will receive (1) a severance payment equal to 1.5 times her base salary, (2) an amount equal to 1.5 times Ms. Bufano's "average annual bonus" (as such term is defined in the Bufano Employment Agreement), (3) an amount equal to 18 times the monthly COBRA payment applicable to her as of the termination date, and (4) an amount equal to the annual bonus Ms. Bufano would have received with respect to the fiscal year of termination, prorated based on the number of days employed by the Company during that year. The Change in Control severance payment will be payable 50% in a lump sum as of the six-month anniversary of Ms. Bufano's termination of employment and 50% in a lump sum as of the one-year anniversary of Ms. Bufano's termination of employment. The Change in Control severance payment is contingent on Ms. Bufano signing and not timely revoking a general release of claims. Pursuant to the Bufano Employment Agreement, if the aggregate present value of the "parachute payments" determined under Section 280G of the Internal Revenue Code of 1986, as amended, exceeds three times her "base amount," as defined in Section 280G, the payouts upon a Change in Control shall be reduced to be less than three times her base amount.

        For information regarding potential severance payments and accelerated vesting of equity awards to which Ms. Bufano may be entitled upon certain events and/or a Change in Control, see "Potential Payments Upon Termination or Change in Control" on page 49.

        The Bufano Employment Agreement contains a non-solicitation clause that, during Ms. Bufano's employment and for a period of one year following termination of her employment, prohibits Ms. Bufano from, directly or indirectly, soliciting, inducing, encouraging, influencing or otherwise causing any customer, employee, consultant, independent contractor or supplier of the Company to change his, her or its business relationship with or terminate employment with the Company.

        The Bufano Employment Agreement contains a non-competition clause that, during Ms. Bufano's employment and for a period of one year following termination of her employment, prohibits Ms. Bufano from being engaged by, engaging in business with or being financially interested in any "competitor" of the Company (as such term is defined in the Bufano Employment Agreement), other than the passive ownership of less than 2% of any class of securities of a company. The Bufano Employment Agreement also contains provisions relating to the Company's property and the Company's confidential information.

Stephen R. Byers, Executive Vice President—Stores, Visual and Loss Prevention

        Mr. Byers executed a confidentiality, non-compete and non-solicitation agreement which allowed him to participate in the Severance Plan.

        Mr. Byers's annual base salary is determined at the discretion of the HRCC in accordance with the Company's compensation philosophy and objectives, as further detailed under "Compensation Discussion and Analysis" beginning on page 27.

        The equity grants awarded to Mr. Byers are detailed beginning on page 35.

        Benefits upon termination without cause or resignation for good reason are provided by the Severance Plan, which is described on page 49.

William X. Tracy, Chief Operating Officer

        The Company and Mr. Tracy entered into an offer letter dated July 6, 2015 (the "Tracy Offer Letter") and effective as of July 27, 2015 (the "Tracy Effective Date").

        The Tracy Offer Letter does not provide for a term of employment and provides for an initial base salary of $650,000 per year. The Tracy Offer Letter provides that Mr. Tracy will be paid a signing bonus of $230,000, net of all applicable taxes, with one-half paid at the first pay period after the Tracy Effective Date and one-half paid in April 2016, at such time as the Company typically pays bonuses under its bonus program. Mr. Tracy subsequently received both signing bonus payments.

        The Tracy Offer Letter provides that, beginning in fiscal 2015, Mr. Tracy will be eligible for a bonus under the Company's Cash Bonus Plan under the following parameters: a threshold bonus of 37.5% of base salary, a target bonus of 75% of base salary, and a maximum bonus of 150% of base salary.

        The Tracy Offer Letter provides that Mr. Tracy will receive a grant of 120,000 restricted shares of the Company's common stock pursuant to the terms of the Restricted Stock Agreement and the Company's Stock Incentive Plan. Such restricted shares shall vest if Mr. Tracy remains employed by the Company on July 27, 2018. The Tracy Offer Letter provides that no additional stock grants will be made for the 2015 performance period. If Mr. Tracy's employment is terminated without cause prior to vesting, the restricted shares shall vest in annual increments over the remaining vesting period.

        Starting in the 2016 performance period, Mr. Tracy will be eligible for additional equity-based compensation under the Incentive Plan as determined annually by the Company.

        The Company has agreed to reimburse Mr. Tracy for commuting expenses up to $50,000 annually. The Company also agreed to reimburse Mr. Tracy for accounting expenses relating to his employment transition, up to $7,500.

        Mr. Tracy also executed a confidentiality, non-compete and non-solicitation agreement that allows him to participate in the Severance Plan.

        For information regarding potential severance payments and accelerated vesting of equity awards to which Mr. Tracy may be entitled upon certain events and/or a Change in Control, see "Potential Payments Upon Termination or Change in Control" on page 49.

Nancy A. Walsh, Executive Vice President—Chief Financial Officer

        The Company and Ms. Walsh entered into an offer letter dated October 29, 2015 (the "Offer Letter") and effective as of November 9, 2015 (the "Effective Date").

        The Offer Letter does not provide for a term of employment and provides for an initial base salary of $500,000 per year. The Offer Letter provides that Ms. Walsh will be paid a signing bonus of $200,000, net of all applicable taxes, with one-half paid at the first pay period after the Effective Date and one-half paid in April 2016, at such time as the Company typically pays bonuses under its bonus program. Under the terms of the Offer Letter, Ms. Walsh is required to reimburse the Company for such amounts on a pro-rated basis in the event Ms. Walsh voluntarily terminates her employment or fails to initiate her relocation within two years of the Effective Date or in the event the Company terminates Ms. Walsh's employment for cause. Ms. Walsh subsequently received both signing bonus payments.

        The Offer Letter provides that, beginning in fiscal 2016, Ms. Walsh will be eligible for a bonus under the Company's Cash Bonus Plan.

        The Offer Letter provides that Ms. Walsh will receive a grant of 175,000 restricted shares of the Company's common stock pursuant to the terms of the Restricted Stock Agreement and the Company's Stock Incentive Plan. Such restricted shares shall vest if Ms. Walsh remains employed by the Company on November 9, 2018. The Offer Letter provides that no additional stock grants will be made for the 2015 performance period. If Ms. Walsh's employment is terminated without cause prior to vesting, the restricted shares shall vest in annual increments over the remaining vesting period.

        Starting in the 2016 performance period, Ms. Walsh will be eligible for additional equity-based compensation under the Incentive Plan as determined annually by the Company.

        The Company has agreed to reimburse Ms. Walsh for commuting expenses up to $40,000 for an approximate nine-month period, which was extended by agreement of the Company through April 2017. The Company also agreed to pay the costs associated with Ms. Walsh's relocation to Milwaukee, Wisconsin in accordance with the Company's relocation policy. The Offer Letter also provides that Ms. Walsh will receive $12,000 (grossed up to cover applicable taxes) to cover temporary housing and related expenses. Under the terms of the Offer Letter, Ms. Walsh is required to reimburse the Company for relocation expenses plus gross-up paid or reimbursed by the Company on Ms. Walsh's behalf, including the relocation lump sum indicated, on a pro-rated basis in the event Ms. Walsh voluntarily terminates her employment or fails to initiate her relocation within two years of the Effective Date.

        Ms. Walsh also executed a confidentiality, non-compete and non-solicitation agreement that allows her to participate in the Severance Plan.

        For information regarding potential severance payments and accelerated vesting of equity awards to which Ms. Walsh may be entitled upon certain events and/or a Change in Control, see "Potential Payments Upon Termination or Change in Control" on page 49.

Severance Plan

        The Severance Plan provides that in the event of termination without cause or resignation for good reason, a participant will receive a severance payment equal to one year of his or her base salary and a stipend equal to the cost of COBRA premiums for medical and dental coverage for one year if hired after March 1, 2012. If a participant was hired before March 1, 2012, he or she would receive a severance payment equal to one and one-half years of his or her base salary and a stipend equal to the cost of COBRA premiums for medical and dental coverage for one and one-half years. The severance payment is contingent on the participant signing and not timely revoking a general release of claims.

        Upon a "Change in Control" (as such term was defined in the Severance Plan), (1) stock options and restricted shares held by a participant will vest if he or she had been discharged without cause or resigned for good reason and (2) the participant was prohibited from resigning for good reason for a period of six months following the Change in Control. If following a Change in Control he or she was discharged without cause or resigned for good reason within two years of the Change in Control, the participant will receive a severance payment equal to one and one-half times his or her average base pay for the most recently completed three years plus one and one-half times the average bonus paid to him or her for the most recently completed three years or, if applicable, the "280G Permitted Payment". The Change in Control severance payment is contingent on the participant signing and not timely revoking a general release of claims.

        For information regarding potential severance payments and accelerated vesting of equity awards to which Named Executive Officers may be entitled upon certain events and/or a Change in Control, see "Potential Payments Upon Termination or Change in Control" below.

        The Severance Plan contains a non-competition clause that, during the participant's employment and for a period equal to 12 months after termination of his or her employment, prohibits the participants from engaging in or being financially interested in the retail department stores business of any competitor of the Company. The Severance Plan also contains confidentiality provisions relating to the Company's confidential information.

Potential Payments Upon Termination or Change in Control

        The Company has entered into agreements and maintains plans that will require it to provide compensation to the Named Executive Officers in the event of a termination of employment or a "Change in Control" of the Company, as such term is defined in the agreements and plans. The potential amount of compensation payable to each such Named Executive Officer in each situation is set forth in the tables below. The amounts shown in the tables assume that termination of the Named Executive Officer and/or a Change in Control occurred on January 28, 2017. The actual amounts to be paid will depend on the circumstances and time of the termination or Change in Control.

  Kathryn Bufano, President and Chief Executive Officer

Executive Benefits and Payments Upon Termination	For Cause Termination	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Resignation for Good Reason(1)	Change in Control Without Termination	Change in Control With Termination(2)		Retirement	Disability	Death
Cash Severance	—	—	$1,350,000	—	$1,350,000	(3)	—	—	—
Value of Accelerated Restricted Stock(4)	—	—	1,184,275	$1,184,275	1,184,275		—	$1,184,275	$1,184,275
Continuing Health and Welfare Benefits	—	—	21,618	—	21,618		—	—	—
Life Insurance	—	—	—	—	—		—	—	1,800,000

Total	$—	$—	$2,555,893	$1,184,275	$2,555,893		$—	$1,184,275	$2,984,275

(1)
Payment requires execution of a general release.

(2)
If, within six months following a change in control, Ms. Bufano leaves the Company for any reason other than termination without cause, she may not collect any additional benefits.

(3)
Pursuant to the Bufano Employment Agreement, if the aggregate present value of the "parachute payments" determined under Section 280G exceeds three times her "base amount," as defined in Section 280G, the payouts upon a change in control shall be reduced to be less than three times her base amount. This calculation did not require such reduction.

(4)
The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company's common stock on the NASDAQ Stock Market on January 27, 2017 ($1.27 per share).

  Stephen R. Byers, Executive Vice President—Stores, Visual and Loss Prevention

Executive Benefits and Payments Upon Termination	For Cause Termination	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Resignation for Good Reason(1)	Change in Control Without Termination	Change in Control With Termination(2)	Retirement	Disability	Death
Cash Severance	—	—	$727,500	—	$727,500	—	—	—
Value of Accelerated Restricted Stock(3)	—	—	—	$134,303	134,303	—	$134,303	$134,303
Continuing Health and Welfare Benefits	—	—	21,618	—	21,618	—	—	—
Life Insurance	—	—	—	—	—	—	—	970,000

Total	$—	$—	$749,118	$134,303	$883,421	$—	$134,303	$1,104,303

(1)
Payment requires execution of a general release.

(2)
If, within six months following a change in control, Mr. Byers leaves the Company for any reason other than termination without cause, he may not collect any additional benefits.

(3)
The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company's common stock on the NASDAQ Stock Market on January 27, 2017 ($1.27 per share).

  Tim Grumbacher, Chairman of the Board and Strategic Initiatives Officer

Executive Benefits and Payments Upon Termination	For Cause Termination	Voluntary Termination	Involuntary Termination Without Cause	Change in Control Without Termination	Change in Control With Termination	Retirement	Disability	Death
Life Insurance	—	—	—	—	—	—	—	$1,300,000

Total	$—	$—	$—	$—	$—	$—	$—	$1,300,000

  William X. Tracy, Chief Operating Officer

Executive Benefits and Payments Upon Termination	For Cause Termination	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Resignation for Good Reason(1)	Change in Control Without Termination	Change in Control With Termination(2)	Retirement	Disability	Death
Cash Severance	—	—	$650,000	—	$650,000	—	—	—
Value of Accelerated Restricted Stock(3)	—	—	—	$207,010	207,010	—	$207,010	$207,010
Continuing Health and Welfare Benefits	—	—	1,008	—	1,008	—	—	—
Life Insurance	—	—	—	—	—	—	—	1,300,000

Total	$—	$—	$651,008	$207,010	$858,018	$—	$207,010	$1,507,010

(1)
Payment requires execution of a general release.

(2)
If, within six months following a change in control, Mr. Tracy leaves the Company for any reason other than termination without cause, he may not collect any additional benefits.

(3)
The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company's common stock on the NASDAQ Stock Market on January 27, 2017 ($1.27 per share).

  Nancy A. Walsh, Executive Vice President—Chief Financial Officer

Executive Benefits and Payments Upon Termination	For Cause Termination	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause or Resignation for Good Reason(1)	Change in Control Without Termination	Change in Control With Termination(2)	Retirement	Disability	Death
Cash Severance	—	—	$500,000	—	$500,000	—	—	—
Value of Accelerated Restricted Stock(3)	—	—	—	$276,860	276,860	—	$276,860	$276,860
Continuing Health and Welfare Benefits	—	—	19,884	—	19,884	—	—	—
Life Insurance	—	—	—	—	—	—	—	1,000,000

Total	$—	$—	$519,884	$276,860	$796,744	$—	$276,860	$1,276,860

(1)
Payment requires execution of a general release.

(2)
If, within six months following a change in control, Ms. Walsh leaves the Company for any reason other than termination without cause, she may not collect any additional benefits.

(3)
The intrinsic value of unvested restricted stock subject to accelerated vesting, based on the closing price of the Company's common stock on the NASDAQ Stock Market on January 27, 2017 ($1.27 per share).

Equity Compensation Plan Information

        At January 28, 2017, The Bon-Ton Stores, Inc. Amended and Restated 2009 Omnibus Incentive Plan and the Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan were in effect. Each of these plans has been approved by the shareholders. There were no other equity compensation plans in effect. The following information concerning these plans is as of January 28, 2017:

	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock options	—	$		—	(1)
Restricted shares	1,838,100		—	—	(1)
Restricted stock units	689,776		—	—	(1)

Subtotal	2,527,876		—	249,321
Equity compensation plans not approved by security holders	—		—	—

Total	2,527,876		—	249,321

(1)
The referenced plans do not allocate available shares among stock options, restricted shares or RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Executive officers, directors and persons who own more than 10% of the Company's common stock are required to file reports of their holdings and transactions in Company stock with the SEC. To our knowledge, based solely on our review of copies of Section 16(a) forms furnished to us or upon written representations from these reporting persons that no other reports were required, all such filings in 2016 were made in a timely manner.

RELATED PARTY TRANSACTIONS

        The Company's Code of Ethical Standards and Business Conduct provides that no director or associate of the Company shall engage in any transactions with the Company unless approved by the Audit Committee. The Audit Committee Charter provides that the Audit Committee shall have the responsibility to review and approve all such related party transactions. All executive officers and directors are required to disclose any possible related party transaction in which such executive officer or director may participate and each such transaction must be approved by the Audit Committee.

        The Company leases its Oil City, Pennsylvania store from the estate of Nancy T. Grumbacher, Trustee of the 2002 Indenture of Trust of M. Thomas Grumbacher, pursuant to a lease entered into on January 1, 1981. The Oil City lease terminates on January 31, 2022, and the Company has three five-year renewal options. The rental payments during 2016 under this lease were $223,500. The aggregate amount of all payments due under the terms of the lease at the beginning of 2017 through the remainder of the current term is $1,117,500. The late Ms. Grumbacher was the wife of Tim Grumbacher, Chairman of the Board and Strategic Initiatives Officer.

        Mr. Gleim received a $50,000 supplemental retirement benefit during 2016 from the Company which was paid pursuant to the terms of an employment agreement with Mr. Gleim with respect to his employment as Vice Chairman of the Company from 1995 to 2002.

        Mr. Sherman served as President of The Echo Design Group, Inc., which in 2016 supplied certain products to the Company. Payments for purchases by the Company in 2016 totaled $362,273.

        Mr. Motulsky is a Managing Director of Moelis & Company, which in 2016 was retained by the Company to provide advisory services. Fees paid to Moelis & Company in 2016 were $135,228.

        Mr. Silverstein is President and Chief Executive Officer of Spencer Spirit Holdings, Inc., which in 2016 leased retail space from the Company. The rental fees received from Spencer Spirit Holdings, Inc. in 2016 were $66,300.

SHAREHOLDER PROPOSALS

        Shareholder proposals for the 2018 Annual Meeting of Shareholders must be received by the Company by January 3, 2018 in order to be considered at the meeting and included in the Company's proxy statement and form of proxy relating to that meeting.

        If notice of any proposal with respect to a matter to be addressed at the 2018 Annual Meeting of Shareholders is received by the Company after March 14, 2018, the proposals with respect to such matter shall be deemed "untimely" for purposes of Rule 14a-4(c) under the Securities Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

HOUSEHOLDING OF PROXY MATERIALS

        SEC regulations permit the Company to send a single set of proxy materials, which includes this proxy statement, the Annual Report to Shareholders and the Notice of Internet Availability of Proxy Materials, to two or more shareholders that share the same address. Each shareholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a shareholder at a shared address that only received a single set of proxy materials for this year. If a shareholder would prefer to receive his or her own copy, please contact the Corporate Secretary, by telephone at (717) 751-4027 or by U.S. mail at 2801 E. Market St., Building E, York, PA 17402. Similarly, if a shareholder would like to receive his or her own set of the Company's proxy materials in future years or if a shareholder shares an address with another shareholder and both would like to receive only a single set of the Company's proxy materials in future years, please contact the Corporate Secretary.

APPENDIX A

THE BON-TON STORES, INC. AMENDED AND RESTATED
CASH BONUS PLAN

        1.    Purpose.    The purpose of the Plan, as herein amended and restated, subject to shareholder approval, is to provide performance-based cash bonus compensation for key executives in accordance with a formula that is related to the financial success of the Bon-Ton Stores, Inc., a Pennsylvania corporation, (the "Company") as part of an integrated compensation program which is intended to assist the Company in motivating and retaining employees of superior ability, industry and loyalty. The terms of the Plan, as herein set forth, are intended to provide greater flexibility in furtherance of the purposes of the Plan as compared with the Company's prior cash bonus plan.

        2.    Definitions.    The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:

  A.
  "Board of Directors" shall mean the Board of Directors of the Company.

  B.
  "Bonus Base" shall mean a percentage of a Participant's base salary in effect for the Plan Year with or within which a Performance Period commences that may be any percentage between zero (0%) and one hundred fifty percent (150%), or may be fixed as a specified dollar amount not in excess of one hundred fifty percent (150%) of the Participant's base salary. For these purposes, the Participant's base salary for such Plan Year shall be the Participant's actual annual base salary, unless otherwise specified by the Committee when establishing the Earned Percentage Schedule for the Performance Period.

  C.
  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  D.
  "Committee" shall mean the Compensation Committee of the Board of Directors, consisting of two or more Outside Directors, to act as the Committee with respect to the Plan, or such other committee as may be appointed by the Board of Directors to act as the Committee with respect to the Plan.

  E.
  "Company" shall mean the Bon-Ton Stores, Inc., a Pennsylvania corporation, and any successor thereto.

  F.
  "Designated Beneficiary" shall mean the person, if any, specified in writing by the Participant to receive any payments due to the Participant in the event of the Participant's death. In the event no person is specified by the Participant, the Participant's estate shall be deemed to be the Designated Beneficiary.

  G.
  "Earned Percentage" shall mean the percentage determined by reference to the schedule established for each Performance Period by the Committee, which percentage may be up to a maximum of three hundred percent (300%).

  H.
  "Earned Percentage Schedule" shall mean the schedule pursuant to which a determination of the Participant's Earned Percentage is determined based on the extent to which the performance goals set forth therein have been achieved during the Performance Period.

  I.
  "Effective Date" shall mean the first day of the Company's taxable year that commenced on or about February 1, 2017.

  J.
  "Outside Director" shall mean a member of the Board of Directors who is treated as an "outside director" for purposes of Code Section 162(m).

  K.
  "Participant" shall mean those key executives as may be designated by the Committee to participate in the Plan from time to time.

  L.
  "Performance-Based Bonus" shall mean the cash bonus payable to a Participant under Section 6(a).

  M.
  "Performance Based Compensation Rules" shall mean those provisions of Code Section 162(m) and Treasury Regulations promulgated thereunder that provide the rules pursuant to which compensation that is paid to executives on the basis of performance is exempt from the limitations on deductibility applicable to certain compensation paid to executives in excess of $1,000,000.

  N.
  "Performance Period" shall mean the Plan Year or such other period established by the Committee as a performance period applicable to a Performance-Based Bonus potentially payable to a particular Participant.

  O.
  "Plan" shall mean The Bon-Ton Stores, Inc. Cash Bonus Plan, as amended and restated herein.

  P.
  "Plan Year" shall mean the taxable year of the Company.

        3.    Participation.    Those key executives as may be designated by the Committee to participate in the Plan from time to time are the participants in the Plan. Participants in the Plan shall be designated as Participants by the Committee no later than the time the Earned Percentage Schedule (as described in Section 6(a) below) for a particular Participant is established by the Committee.

        4.    Term Of Plan.    Subject to approval of the Plan by the shareholders of the Company, the Plan shall be in effect as of the Effective Date, and shall continue until terminated by the Board of Directors.

        5.    Bonus Entitlement.    The Participant shall be entitled to receive a bonus in accordance with the provisions of Section 6 of the Plan only after certification in writing by the Committee that the performance goals set forth in Section 6 have been satisfied. The bonus payment with respect to a Performance Period shall be payable to the Participant following the end of the Performance Period at a date determined at the discretion of the Committee, but in all events, on or before April 15 of the Plan Year following the Plan Year with or within which the Performance Period ends, and shall only be payable to a Participant if the Participant is actively employed by the Company on the date of payment, unless the Committee determines, at its sole and absolute discretion to pay all or a portion of such bonus notwithstanding the Participant's prior termination of employment. Notwithstanding anything to the contrary contained herein, no bonus shall be payable under the Plan without the prior disclosure of the terms of the Plan to the shareholders of the Company and the approval of the Plan by such shareholders.

        6.    Determination of Performance-Based Compensation Bonus

  A.
  Performance-Based Bonus.    Each Participant, or the Designated Beneficiary of a deceased Participant, shall be entitled to a bonus with respect to a Performance Period that is equal to the "Earned Percentage" of the Bonus Base, determined by reference to the Earned Percentage Schedule in effect for the relevant Performance Period. For purposes of clarity and avoidance of doubt, a Participant's Bonus Base may be used in each Performance Period, even when multiple Performance Periods commence during a single Plan Year, subject in all cases, however, to the limitation set forth in Section 6.C.

  B.
  Performance Goals.    The Earned Percentage is the percentage derived from the formula and/or schedule established for each Performance Period by the Committee and set forth on Earned Percentage Schedule established for that Performance Period, which shall be based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company's subsidiaries, operating divisions, business segments or other operating units, or (iii) any combination thereof): earnings before interest, taxes, depreciation, and amortization ("EBITDA"); profit before taxes; gross margin; stock price; market share; gross revenue; net revenue; pretax income; net operating income; cash flow; earnings per share; return on equity; return on invested capital or assets; cost reductions and savings; return on revenues or productivity; loss ratio; expense ratio; combined ratio; product spread; net income; debt to EBITDA ratio; and/or any variations or combinations of the preceding business criteria, which may also be modified at the discretion of the Committee, to take into account extraordinary items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate. In addition, any of the foregoing performance measures may be established as targets that are measured by reference to the performance of other peer group companies or other market sectors that the Committee deems to be an appropriate measure for the Company's performance. The Committee may also utilize, as an additional performance measure (to the extent consistent with the Performance-Based Compensation Rules), the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, but not limited to, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility; provided, however, that the measurement of the Company's or a Participant's achievement of any of such goals must be objectively determinable and shall be determined, to the extent applicable, according to generally accepted accounting principles as in existence on the date on which the Earned Percentage Schedule for the Performance Period is established. In all cases, the Committee shall establish the Earned Percentage Schedule for each Performance Period no later than 90 days after the beginning of the Performance Period (or within the first 25% of the Performance Period, if that is less than 90 days) and shall endeavor to establish such Earned Percentage Schedule in a manner that is consistent with the Performance-Based Compensation Rules.

  C.
  Maximum Permissible Performance-Based Bonus.    Notwithstanding anything contained in the Plan to the contrary, no Participant shall be entitled to a Performance-Based Bonus with respect to Performance Periods commencing during any one Plan Year in excess of $5,000,000. For purposes of clarity and avoidance of doubt, the limitation on Performance-Based Bonuses under this Section 6.C shall be applied on a Plan Year basis, taking into account Performance-Based Bonus awards by reference to the Plan Year within which the Performance Period commences.

  D.
  Committee Discretion.    Notwithstanding the determination of a Participant's bonus or bonuses under the provisions of this Section 6 (without regard to this Section 6(f)), the Committee may, at its sole discretion, reduce the amount of or totally eliminate any such bonus or bonuses to the extent the Committee determines that such reduction or elimination is appropriate under such facts and circumstances as the Committee deems relevant. In no event shall the Committee have the authority to increase the amount any Participant's bonus or bonuses as determined under the provisions of the Plan and taking into account the Earned Percentage Schedule as initially established for a Performance Period and the terms and conditions initially established with respect to a Transaction Bonus.

        7.    Committee

  A.
  Powers.    The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

    (i)
    provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

    (ii)
    construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto; and

    (iii)
    correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.

    The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.

  B.
  Indemnity.    No member of the Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by him as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives. The Company shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of his own membership on the Committee.

  C.
  Compensation and Expenses.    Members of the Committee shall receive no separate compensation for services other than compensation for their services as members of the Board of Directors, which compensation can include compensation for services at any committee meeting attended in their capacity as members of the Board of Directors. Members of the Committee shall be entitled to receive their reasonable expenses incurred in administering the Plan. Any such expenses, as well as extraordinary expenses authorized by the Company, shall be paid by the Company.

  D.
  Participant Information.    The Company shall furnish to the Committee in writing all information the Company deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

  E.
  Inspection of Documents.    The Committee shall make available to each Participant and his Designated Beneficiary, for examination at the principal office of the Company (or at such other location as may be determined by the Committee), a copy of the Plan and such of its records, or copies thereof, as may pertain to any benefits of such Participant and beneficiary under the Plan.

        8.    Effective Date, Termination And Amendment

  A.
  Effective Date of Participation in Plan.    Subject to shareholder and Committee approval of the Plan, the Plan shall be effective as of the Effective Date, and Participants who have been designated by the Committee as eligible for bonuses with respect to a Performance Period that commenced as of the Effective Date shall participate in the Plan pursuant to the terms of the Earned Percentage Schedule as applicable to each such Participant.

  B.
  Amendment and Termination of the Plan.    The Plan may be terminated or revoked by the Board at any time and amended by the Board from time to time, provided that neither the termination, revocation or amendment of the Plan may, without the written approval of the Participant, reduce the amount of a bonus payment that has been determined by the Committee to be due and payable, but has not yet been paid; and provided further that no modification to the Plan that would increase the amount of any bonus payable hereunder beyond the amount determined pursuant to Section 6 of the Plan shall be effective without (i) approval by the Committee, (ii) disclosure to the shareholders of the Company of such modification, and (iii) approval of such modification by the shareholders of the Company in a separate vote that takes place prior to the payment of any bonuses under such modified Plan provisions. The Plan may also be modified or amended by the Committee, as it deems appropriate, in order to comply with the Performance Based Compensation Rules

        9.    Miscellaneous Provisions

  A.
  Unsecured Creditor Status.    A Participant entitled to a bonus payment hereunder, shall rely solely upon the unsecured promise of the Company, as set forth herein, for the payment thereof, and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, now or at any time in the future.

  B.
  Other Company Plans.    It is agreed and understood that any benefits under this Plan are in addition to any and all benefits to which a Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Company, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other such contract, arrangement, or voluntary pension, profit sharing or other compensation plan.

  C.
  Separability.    If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

  D.
  Continued Employment.    Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon any Participant the right to a continuation of employment by the Company. The Company reserves the right to dismiss any employee (including a Participant), or otherwise deal with any employee (including a Participant) to the same extent as though the Plan had not been adopted.

  E.
  Incapacity.    If the Committee determines that a Participant or Beneficiary is unable to care for his affairs because of illness or accident, or is a minor, any benefit due such Participant or Beneficiary under the Plan may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Participant or Beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.

  F.
  Jurisdiction.    The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.

  G.
  Claims.    If, pursuant to the provisions of the Plan, the Committee denies the claim of a Participant for benefits under the Plan, the Committee shall provide written notice, within 60 days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

  (i)
  the specific reasons for such denial;

  (ii)
  the specific reference to the Plan provisions on which the denial is based;

    (iii)
    a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

    (iv)
    an explanation of the Plan's claim review procedure and the time limitations of this subsection applicable thereto.

    A Participant whose claim for benefits has been denied may request review by the Committee of the denied claim by notifying the Committee in writing within 60 days after receipt of the notification of claim denial. As part of said review procedure, the claimant or his authorized representative may review pertinent documents and submit issues and comments to the Committee in writing. The Committee shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than 60 days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty day period as possible, but not later than 120 days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan references on which it is based.

  H.
  Withholding.    The Participant or the Designated Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for any withholding and tax payments as may be required.

  I.
  Interpretation.    The Plan is intended to pay compensation only on the attainment of the performance goals set forth above in a manner that will exempt such compensation from the limitations on the deduction of certain compensation payments under Code Section 162(m). To the extent that any provision of the Plan would cause a conflict with the conditions required for such an exemption or would cause the administration of the Plan to fail to satisfy the applicable requirements for the performance-based compensation exemption under Code Section 162(m), such provision shall be deemed null and void to the extent permitted by applicable law.

        10.    Compensation Recovery Policy

        The Compensation Recovery Policy shall apply if the Company is required to provide an accounting restatement for any of the prior three fiscal years of the Company for which audited financial statements have been completed as a result of material noncompliance with financial reporting requirements under federal securities laws (a "Restatement").

        In the event of a Restatement, the Committee shall recover Excess Compensation (as defined below) from each Executive Officer (any officer of the Company who holds an office of executive vice president or above).

        Excess Compensation shall mean the excess of (i) the actual amount of cash-based or equity-based incentive compensation received by the Executive Officer over (ii) the compensation that would have been received based on the restated financial results during the three-year period preceding the date on which the Company is required to prepare such restatement.

        Cash-based or equity-based incentive compensation includes, without limitation, (i) the performance-based annual incentive cash compensation under the Cash Bonus Plan and (ii) awards of performance-based restricted stock or other performance-based securities under The Bon-Ton Stores Inc. Amended and Restated 2009 Omnibus Incentive Plan or subsequent equity incentive plans.

        Recovery of Excess Compensation under this Policy shall not preclude the Company from seeking relief under any other agreement, policy or law. The Company's recoupment rights under this Policy shall be in addition to, and not in lieu of, actions that the Company may take to remedy or discipline any act of misconduct by an Executive Officer including, but not limited to, termination of employment or initiation of appropriate legal action.

        This Policy is separate from and in addition to the compensation recovery requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company's Chief Executive Officer and Chief Financial Officer, and the Committee shall reduce the recoupment under this Policy by any amounts paid to the Company by the Chief Executive Officer and Chief Financial Officer pursuant to such section.

        IN WITNESS WHEREOF, and as evidence of the adoption of this amendment and restatement of the Plan, the Board of Directors has caused this document to be signed by a duly authorized officer this                        day of                                    , 2017.

THE BON-TON STORES, INC.
By:

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 12, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. THE BON-TON STORES, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by The Bon-Ton Stores, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 12, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E26706-P88585 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE BON-TON STORES, INC. The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) 04) Kathryn Bufano Michael L. Gleim Daniel T. Motulsky Paul E. Rigby 05) 06) 07) Philmer H. Rohrbaugh Jeffrey B. Sherman Debra K. Simon The Board of Directors recommends you vote FOR the following proposal: For Against Abstain The Board of Directors recommends you vote FOR proposals 4 and 5: For Against Abstain ! ! ! ! ! ! ! ! ! 2. To approve, on an advisory basis, the compensation of the Named Executive Officers of the Company, as disclosed in the Proxy Statement. 4. To approve the amendment and restatement of the Bon-Ton Stores, Inc. Cash Bonus Plan. 5. To ratify the appointment of KPMG LLP as independent registered public accounting firm for 2017; and The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. ! ! ! ! 3. To approve, on an advisory basis, the frequency of the advisory vote to approve the compensation of the Named Executive Officers. Yes No ! ! Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report/10-K Wrap are available at www.proxyvote.com. E26707-P88585 THE BON-TON STORES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS June 13, 2017 The shareholder hereby appoints Kathryn Bufano and Nathaniel W. Adams, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of The Bon-Ton Stores, Inc. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. Eastern Time on June 13, 2017, at Bon-Ton's Corporate Office, 2801 E. Market Street, York, PA 17402, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED 'FOR' THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND 'FOR' PROPOSALS 2, 4 AND 5 AND "1 YEAR" FOR PROPOSAL 3 LISTED ON THE REVERSE SIDE. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Continued and to be signed on reverse side V.1.1

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 13, 2017. THE BON-TON STORES, INC. You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. proxy materials and voting instructions. E26719-P88608 See the reverse side of this notice to obtain Meeting Information Meeting Type: Annual Meeting For holders as of: April 13, 2017 Date: June 13, 2017 Time: 9:00 AM Eastern Time Location: Bon-Ton's Corporate Office 2801 E. Market Street York, PA 17402

Before You Vote How to Access the Proxy Materials Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. How To Vote Please Choose One of the Following Voting Methods marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. E26720-P88608 Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "legal proxy." To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form. Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT/10-K WRAP How to View Online: following page) and visit: www.proxyvote .com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*:sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 30, 2017 to facilitate timely delivery.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 01) 02) 03) 04) Kathryn Bufano Michael L. Gleim Daniel T. Motulsky Paul E. Rigby 05) 06) 07) Philmer H. Rohrbaugh Jeffrey B. Sherman Debra K. Simon The Board of Directors recommends you vote FOR the following proposal: 2. To approve, on an advisory basis, the compensation of the Named Executive Officers of the Company, as disclosed in the Proxy Statement. The Board of Directors recommends you vote 1 YEAR on the following proposal: 3. To approve, on an advisory basis, the frequency of the advisory vote to approve the compensation of the Named Executive Officers. The Board of Directors recommends you vote FOR proposals 4 and 5: 4. To approve the amendment and restatement of The Bon-Ton Stores, Inc. Cash Bonus Plan. 5. To ratify the appointment of KPMG LLP as independent registered public accounting firm for 2017; and NOTE: Such other business as may properly come before the meeting or any adjournment thereof. E26721-P88608 Voting Items

E26722-P88608 Voting Instructions